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                                                                       EXHIBIT 2


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                            AGREEMENT AND PLAN OF MERGER

                                   by and between

                             RESPIRONICS HOLDINGS, INC.

                                         and

                           NOVAMETRIX MEDICAL SYSTEMS INC.

                                      including

                                      GUARANTEE

                                         of

                                  RESPIRONICS, INC.

                            Dated as of December 17, 2001










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                                TABLE OF CONTENTS

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Article I   MERGER..........................................................      6

      Section 1.01.  The Merger.............................................      6

      Section 1.02.  Company Action.........................................      6

      Section 1.03.  Effect of the Merger...................................      6

      Section 1.04.  Certificate of Incorporation; Bylaws...................      7

      Section 1.05.  Directors and Officers.................................      7

      Section 1.06.  Effect on Capital Stock................................      7

      Section 1.07.  Exchange of Certificates...............................      8

      Section 1.08.  No Further Ownership Rights in the Company Common Stock     10

      Section 1.09.  Tax Consequences.......................................     11

      Section 1.10.  Taking of Necessary Action; Further Action.............     11

Article II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................     11

      Section 2.01.  Organization and Qualification; Subsidiaries...........     11

      Section 2.02.  Certificate of Incorporation and Bylaws................     12

      Section 2.03.  Capitalization.........................................     12

      Section 2.04.  Authority Relative to this Agreement...................     13

      Section 2.05.  No Conflict; Required Filings and Consents.............     14

      Section 2.06.  Compliance; Permits....................................     16

      Section 2.07.  SEC Filings; Financial Statements......................     16

      Section 2.08.  Absence of Certain Changes or Events...................     17

      Section 2.09.  No Undisclosed Liabilities.............................     17

      Section 2.10.  Absence of Litigation..................................     17

      Section 2.11.  Employee Benefit Plans; Employment Agreements..........     18

      Section 2.12.  Employment and Labor Matters...........................     20

      Section 2.13.  Registration Statement; Proxy Statement/Prospectus.....     21

      Section 2.14.  Restrictions on Business Activities....................     21

      Section 2.15.  Title to Property......................................     22

      Section 2.16.  Taxes..................................................     22

      Section 2.17.  Environmental Matters..................................     23

      Section 2.18.  Brokers................................................     25

      Section 2.19.  Intellectual Property..................................     25

      Section 2.20.  Interested Party Transactions..........................     27

      Section 2.21.  Insurance..............................................     27

      Section 2.22.  Product Liability and Recalls..........................     27
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      Section 2.23.  Opinion of Company Financial Advisor...................     27

      Section 2.24.  FDA  and FTC Compliance................................     27

Article III REPRESENTATIONS AND WARRANTIES OF ACQUIROR......................     28

      Section 3.01.  Organization and Qualification; Subsidiaries...........     28

      Section 3.02.  Capitalization.........................................     28

      Section 3.03.  Authority Relative to this Agreement...................     29

      Section 3.04.  No Conflicts; Required Filings and Consents............     29

      Section 3.05.  Compliance.............................................     30

      Section 3.06.  SEC Filings; Financial Statements......................     31

      Section 3.07.  Absence of Certain Changes or Events...................     31

      Section 3.08.  No Undisclosed Liabilities.............................     31

      Section 3.09.  Absence of Litigation..................................     32

      Section 3.10.  Registration Statement; Proxy Statement/Prospectus.....     32

      Section 3.11.  Brokers................................................     32

      Section 3.12.  Ownership of Acquiror; No Prior Activities.............     32

      Section 3.13.  Ownership Interest in the Company......................     33

Article IV  CONDUCT OF BUSINESS PENDING THE MERGER..........................     33

      Section 4.01.  Conduct of Business by the Company Pending the Merger..     33

      Section 4.02.  No Solicitation........................................     35

      Section 4.03.  Conduct of Business by Parent Pending the Merger.......     37

Article V   ADDITIONAL AGREEMENTS...........................................     38

      Section 5.01.  Stockholder Approval; Preparation of Registration
                     Statement and Proxy Statement/Prospectus...............     38

      Section 5.02.  Company Stockholders Meeting...........................     39

      Section 5.03.  Access to Information; Confidentiality.................     40

      Section 5.04.  Consents; Approvals....................................     40

      Section 5.05.  Agreements with Respect to Affiliates..................     41

      Section 5.06.  Indemnification and Insurance..........................     41

      Section 5.07.  Notification of Certain Matters........................     42

      Section 5.08.  Further Action/Tax Treatment...........................     43

      Section 5.09.  Public Announcements...................................     43

      Section 5.10.  Shares of the Parent Common Stock......................     43

      Section 5.11.  Conveyance Taxes.......................................     44


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      Section 5.12.  Stock Incentive Plans; Other Programs..................     44

      Section 5.13.  Certain Employee Benefits..............................     45

      Section 5.14.  Accountant's Letters...................................     46

      Section 5.15.  Compliance with State Property Transfer Statutes.......     46

      Section 5.16.  Cooperation with Phase I Survey........................     46

Article VI  CONDITIONS TO THE MERGER........................................     46

      Section 6.01.  Conditions to Obligation of Each Party to Effect the
                     Merger.................................................     46

      Section 6.02.  Acquiror Conditions....................................     47

      Section 6.03.  Company Conditions.....................................     48

Article VII TERMINATION.....................................................     49

      Section 7.01.  Termination............................................     49

      Section 7.02.  Effect of Termination..................................     50

      Section 7.03.  Parent Fee.............................................     51

Article VIII GENERAL PROVISIONS.............................................     52

      Section 8.01.  Effectiveness of Representations, Warranties and
                     Agreements.............................................     52

      Section 8.02.  Notices................................................     52

      Section 8.03.  Certain Definitions....................................     53

      Section 8.04.  Amendment..............................................     54

      Section 8.05.  Waiver.................................................     54

      Section 8.06.  Headings...............................................     54

      Section 8.07.  Severability...........................................     54

      Section 8.08.  Entire Agreement.......................................     54

      Section 8.09.  Assignment.............................................     55

      Section 8.10.  Parties in Interest....................................     55

      Section 8.11.  Failure or Indulgence Not Waiver; Remedies Cumulative..     55

      Section 8.12.  Governing Law; Jurisdiction............................     55

      Section 8.13.  Counterparts...........................................     55

      Section 8.14.  WAIVER OF JURY TRIAL...................................     55

      Section 8.15.  Performance of Guarantee...............................     56

      Section 8.16.  Enforcement............................................     56

            GUARANTEE
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                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2001 (this "Agreement"), by and between RESPIRONICS HOLDINGS, INC. ("Acquiror"), a Delaware corporation and a direct, wholly-owned subsidiary of RESPIRONICS, INC. ("Parent"), a Delaware corporation, and NOVAMETRIX MEDICAL SYSTEMS INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

            WHEREAS, the respective Boards of Directors of Acquiror, Parent and the Company have approved this Agreement, and declared that it is advisable that Acquiror merge with and into the Company (the "Merger"), pursuant to and upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law ("Delaware Law"); and that the Merger, upon the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interest of their respective stockholders;

            WHEREAS, Acquiror and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Sections 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and that the Merger and other transactions contemplated by this Agreement be undertaken pursuant to such plan. For accounting purposes, the Merger is intended to be accounted for as a "purchase" under United States generally accepted accounting principles ("GAAP");

            WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Parent has agreed fully and unconditionally to guarantee all the representations, warranties, covenants, agreements and other obligations of Acquiror in this Agreement (the "Guarantee"); and

            WHEREAS, the Company and Acquiror desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the transactions contemplated hereby.

            NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby the parties hereto agree as follows:

            Definitions:

            "Acquiror" is defined in the preamble.

            "Acquiror Common Stock" is defined in Section 1.06(e).

            "Acquisition Proposal" is defined in Section 4.02(a).

            "Adverse Regulatory Condition Notice" is defined in Section 5.07.

            "Adjusted Option" is defined in Section 5.12(a).

            "Adjusted Warrant" is defined in Section 5.12(e).

            "Affiliate Plan" is defined in Section 2.11(a).


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            "affiliates" is defined in Section 8.03(a).

            "Agreement" is defined in the preamble.

            "Alternative Transaction" is defined in Section 4.02(a).

            "business day" is defined in Section 8.03(b).

            "CERCLA" is defined in Section 2.17(f).

            "Certificates" is defined in Section 1.07(c).

            "Certificate of Merger" is defined in Section 1.01.

            "Class B Warrants" is defined in Section 2.03(a).

            "Closing" is defined in Section 1.01.

            "Closing Date" is defined in Section 1.01.

            "COBRA" is defined in Section 2.11(b).

            "Code" is defined in the recitals.

            "Company" is defined in the preamble.

            "Company Affiliates" is defined in Section 5.05.

            "Company Agreements" is defined in Section 2.05(a).

            "Company Business Combination" is defined in Section 7.03.

            "Company Charter Documents" is defined in Section 2.02.

            "Company Common Stock" is defined in Section 1.01.

            "Company Disclosure Schedule" is defined in Section 2.01(a).

            "Company Employee" is defined in Section 5.13(a).

            "Company Employee Plans" is defined in Section 2.11(a).

            "Company Financial Advisor" is defined in Section 1.02.

            "Company Intellectual Property Assets" is defined in Section
             2.19(a).

            "Company Permits" is defined in Section 2.06(c).

            "Company Preferred Stock" is defined in Section 2.03(a).

            "Company Rights" is defined in Section 2.03(a).

            "Company Stock Option Plans" is defined in Section 1.06(d).


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            "Company Stock Options" is defined in Section 1.06(d).

            "Company Stock Purchase Plan" is defined in Section 1.06(d).

            "Company Stockholders Meeting" is defined in Section 2.04(c).

            "Company Warrant" is defined in Section 5.12(e).

            "Confidentiality Agreement" is defined in Section 5.03(c).

            "control" is defined in Section 8.03(c).

            "Covered Persons" is defined in Section 5.06(c).

            "Determination Date" is defined in Section 1.06(b).

            "D&O Insurance" is defined in Section 5.06(d).

            "Delaware Law" is defined in the recitals.

            "DOL" is defined in Section 2.11(a).

            "dollars" is defined in Section 8.03(d).

            "Effective Time" is defined in Section 1.01.

            "Environmental Claim" is defined in Section 2.17(f).

            "Environmental, Health and Safety Laws" is defined in Section
             2.05(c).

            "Environmental Laws" is defined in Section 2.17(f).

            "ERISA" is defined in Section 2.11(a).

            "Ernst & Young" is defined in Section 5.14.

            "Exchange Act" is defined in Section 2.05(a).

            "Exchange Agent" is defined in Section 1.07(a).

            "Exchange Fund" is defined in Section 1.07(b).

            "Exchange Ratio" is defined in Section 1.01.

            "FDA" is defined in Section 2.24.

            "FTC" is defined in Section 2.24.

            "GAAP" is defined in the recitals.

            "Governmental Authority" is defined in Section 2.05(c).

            "Guarantee" is defined in the recitals.


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            "HSR Act" is defined in Section 2.05(c).

            "Indemnified Parties" is defined in Section 5.06(b).

            "Intellectual Property Assets" is defined in Section 2.19(a).

            "IRS" is defined in Section 2.11(b).

            "knowledge" is defined in Section 8.03(e).

            "Material Adverse Effect" is defined in Section 2.01(b).

            "Material Agreement" is defined in Section 3.04(b).

            "Materials of Environmental Concern" is defined in Section 2.17(f).

            "Merger" is defined in the recitals.

            "Merger Consideration" is defined in Section 1.06(a).

            "NASD" is defined in Section 1.06(b).

            "Nasdaq" is defined in Section 1.06(b).

            "Non-Competition Agreement" is defined in Section 2.11(h).

            "Non-U.S. Monopoly Laws" is defined in Section 2.05(c).

            "OSHA" is defined in Section 2.17(f).

            "Other Warrants" is defined in Section 2.03(a).

            "Parent" is defined in the preamble.

            "Parent 2001 Form 10-K" is defined in Section 3.01(b).

            "Parent Charter Documents" is defined in Section 3.01(a).

            "Parent Common Stock" is defined in Section 1.01.

            "Parent Fee" is defined in Section 7.03.

            "Parent Preferred Stock" is defined in Section 3.02(a).

            "Parent SEC Documents" is defined in Section 3.05(a).

            "Parent Share Price" is defined in Section 1.06(b).

            "PCBs" is defined in Section 2.17(d).

            "person" is defined in Section 8.03(f).

            "Post 1996 Company SEC Documents" is defined in Section 2.07.


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            "Proxy Statement/Prospectus" is defined in Section 2.13(a).

            "RCRA" is defined in Section 2.17(f).

            "Regulatory Condition or Requirement" is defined in Section 6.01(c).

            "Recommendations" is defined in Section 1.02(a).

            "Reed Smith" is defined in Section 1.01.

            "Registration Statement" is defined in Section 5.01(a).

            "Restricted Period" is defined in Section 5.05.

            "Rights Agreement" is defined in Section 2.03(a).

            "SEC" is defined in Section 2.05(a).

            "Securities Act" is defined in Section 5.01(a).

            "Shares" is defined in the Section 1.01.

            "Significant Company Subsidiary" is defined in Section 7.03(b).

            "subsidiary or subsidiaries" is defined in Section 8.03(g).

            "Subsidiary Documents" is defined in Section 2.02.

            "Superior Proposal" is defined in Section 4.02(a).

            "Surviving Corporation" is defined in Section 1.01.

            "Tax" is defined in Section 2.16(d).

            "Tax Return" is defined in Section 2.16(d).

            "Third Party" is defined in Section 4.02(a).

            "Third Party Intellectual Property Assets" is defined in Section
              2.19(c).

            "Torys" is defined in Section 4.02(a).

            "TSCA" is defined in Section 2.17(f).

            "Voting Debt" is defined in Section 2.03(a).

            "2001 Company Balance Sheet" is defined in Section 2.09.

            "2001 Parent Balance Sheet" is defined in Section 3.08.


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                                   Article I.

                                     MERGER

            Section 1.01. The Merger.

      Upon the terms and subject to the conditions contained in this Agreement, and in accordance with the Delaware Law, at the Effective Time (as herein defined), (i) Acquiror will merge with and into the Company, and the Company shall continue as the surviving corporation (the "Surviving Corporation") in such merger. The Merger shall become effective (the "Effective Time") at the time of filing of, or at such later time specified in, a certificate of merger (the "Certificate of Merger"), in the form required by and properly executed in accordance with Delaware Law, filed with the Secretary of State of the State of Delaware, in accordance with the provisions of Section 251 of Delaware Law. In the Merger, (a) each outstanding share of Common Stock, par value $0.01 per share ("Company Common Stock") of the Company (the "Shares", which term also refers to and includes, unless the context otherwise requires, the associated Company Rights as defined in Section 2.03), will be converted into shares of Common Stock, par value $0.01 per share, of Parent ("Parent Common Stock") (with cash in lieu of any fractional share) as provided in this Agreement (the number of shares of Parent Common Stock into which shares of Company Common Stock will be converted being referred to as the "Exchange Ratio") and (b) each outstanding share of Common Stock, par value $0.01 per share, of Acquiror ("Acquiror Common Stock") will be converted into one share of Common Stock, par value $0.01 per share, of the Surviving Corporation, which shall be held by Parent.

      The closing of the Merger (the "Closing") shall take place at the offices of Reed Smith LLP ("Reed Smith"), 435 Sixth Avenue, Pittsburgh, PA 15219-1886, at a time and date to be specified by the parties, which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

            Section 1.02. Company Action.

            (a) The Company hereby represents that its Board of Directors, at a meeting duly called and held, has by unanimous vote of the directors participating therein (such directors constituting a quorum under the Company's Bylaws) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interest of the Company's stockholders, (ii) approved this Agreement and the transactions and other matters contemplated hereby, including the Merger, in accordance with the requirements of the Delaware Law, and (iii) resolved to recommend approval of the Merger and adoption of this Agreement by the Company's stockholders (the "Recommendations"). The Company further represents that SunTrust Robinson Humphrey Capital Markets (the "Company Financial Advisor") has rendered to the Company's Board of Directors its opinion that, as of the date of such opinion, the Exchange Ratio in the Merger is fair to such stockholders from a financial point of view; and

            (b) Each of the executive officers and directors of the Company has agreed to vote his or her shares of Company Common Stock in favor of the Merger pursuant to agreements entered into by each executive officer and director and delivered to Acquiror contemporaneously with execution and delivery of this Agreement.

            Section 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of Acquiror


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and the Company, and shall be subject to all debts, liabilities, restrictions, disabilities and duties of Acquiror and the Company.

            Section 1.04. Certificate of Incorporation; Bylaws. (a) At the Effective Time, the Certificate of Incorporation of Acquiror, which shall comply with Section 5.06, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended, as provided by the Delaware Law and such Certificate of Incorporation, except that the name of the Surviving Corporation shall be changed to "RESPIRONICS NOVAMETRIX, INC."

            (b) At the Effective Time, the Bylaws of Acquiror, which shall comply with Section 5.06, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended, as provided by the Delaware Law and such Bylaws.

            Section 1.05. Directors and Officers. The directors of Acquiror immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Acquiror immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. Certain officers of the Company shall be appointed officers of the Surviving Corporation, effective at the Effective Time, to the extent provided in the Employment Agreements identified in Section 6.02(c) of this Agreement, in each case until their respective successors are duly elected or appointed and qualified.

            Section 1.06. Effect on Capital Stock.

            Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or the holders of the capital stock of the Company, Acquiror or Parent, the following will occur:

            (a) Conversion of the Company Common Stock. Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of the Company Common Stock to be canceled pursuant to Section 1.06(c), will be canceled and extinguished and automatically converted (subject to Section 1.07(e)) into the right to receive the number of the shares of the Parent Common Stock equal to the Exchange Ratio (together with the cash in lieu of fractional shares of the Parent Common Stock as specified below, the "Merger Consideration"). No fraction of a Parent Common Share will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.07(e).

            (b) Exchange Ratio. The Exchange Ratio shall be calculated on the business day which is three (3) business days prior to the Closing Date ("Determination Date"). The Exchange Ratio shall be based on the weighted average of the selling prices of a single share of Parent Common Stock as reported on the Nasdaq National Market System ("Nasdaq") of the National Association of Securities Dealers, Inc. ("NASD") for a period consisting of 20 consecutive trading days ending on the trading day prior to the Determination Date, in each case as reported on Nasdaq ("Parent Share Price").

            (i) if the Parent Share Price as calculated on the Determination Date equals or exceeds $32.00 per share but is equal to or below $35.00 per share, the Exchange Ratio shall be 0.25;


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            (ii) if the Parent Share Price as calculated on the Determination
      Date exceeds $35.00 per share, the Exchange Ratio shall be calculated by dividing $8.75 by the Parent Share Price;

            (iii) if the Parent Share Price as calculated on the Determination Date equals or exceeds $30.00 per share but is equal to or below $31.99 per share, the Exchange Ratio shall be calculated by dividing $8.00 by the Parent Share Price; and

            (iv) if the Parent Share Price as calculated on the Determination Date is below $30.00 per share, the Exchange Ratio shall be 0.2667, subject to the Company's right to terminate this Agreement as more fully described in Section 7.01(g) hereof.

            (c) Cancellation of the Company-Owned and Acquiror-Owned Stock. Each share of the Company Common Stock, if any, held by the Company or any subsidiary of the Company or owned by Parent or Acquiror immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

            (d) Stock Incentive Plans; Stock Purchase Plans; Warrants. At the Effective Time, (i) all options or rights ("Company Stock Options") to purchase Company Common Stock then outstanding, whether under (A) the Company's 1990 Stock Option Plan, (B) the Company's 1994 Stock Option Plan, (C) the Company's 1997 Long Term Incentive Plan, (D) the Company's 2000 Long Term Incentive Plan,
(E) the Company's 1999 Incentive Plan, or (F) any other stock option or stock plan or agreement of the Company (collectively, the "Company Stock Option Plans"), (ii) all rights outstanding under any of the Company's stock purchase plans including, without limitation, the Company's Employee Stock Purchase Plan (the "Company Stock Purchase Plan"), and (iii) all warrants to purchase Company Common Stock, shall be treated in accordance with Section 5.12 of this Agreement.

            (e) Capital Stock of Acquiror. Each share of common stock, par value $0.01 per share, of Acquiror (the "Acquiror Common Stock") issued and outstanding immediately prior to the Effective Time shall constitute one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Acquiror Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

            (f) Adjustments to Exchange Ratio. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur, including by reason of any reclassification, recapitalization, redenomination of share capital, stock split, reverse stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Parent Share Price, the Exchange Ratio, the Merger Consideration and any other amounts payable or to be delivered pursuant to the Merger or otherwise pursuant to this Agreement shall be appropriately adjusted.

            Section 1.07. Exchange of Certificates.

            (a) Exchange Agent. Mellon Investor Services, L.L.C. shall act as the exchange agent (the "Exchange Agent") in the Merger.

            (b) Exchange Fund. As necessary from time to time following the Effective Time, Acquiror shall make available to the Exchange Agent, as needed for exchange in accordance with this Article I, (i) the shares of the Parent Common Stock required for exchange of the Shares in the Merger and (ii) an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash in lieu of fractional shares of the Parent Common Stock in


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accordance with Section 1.07(e) (such cash in lieu of fractional shares and the shares of the Parent Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund").

            (c) Exchange Procedures. Promptly after the Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record, as of the Effective Time, of a certificate or certificates ("Certificates") which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock whose shares were converted into the right to receive the Parent Common Stock pursuant to Section 1.06, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the shares of the Parent Common Stock and cash in lieu of fractional shares. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor solely that number of whole shares of the Parent Common Stock into which their shares of the Company Common Stock were converted at the Effective Time pursuant to Section 1.06, cash in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.07(e) and any dividends or distributions payable pursuant to Section 1.07(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the whole number of shares of the Parent Common Stock into which such shares of the Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of any fractional shares in accordance with Section 1.07(e) and any dividends or distributions payable pursuant to Section 1.07(d). No interest will be paid or accrued on any cash in lieu of fractional shares of the Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of the Company Common Stock that is not registered in the transfer records of the Company, the proper whole number of shares of the Parent Common Stock may be issued to a transferee if the Certificate representing such shares of the Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

            (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to the Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates in accordance with Section 1.07(c). Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver that whole number of shares of the Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, cash in lieu of fractional shares of the Parent Common Stock pursuant to Section 1.07(e), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of the Parent Common Stock and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender with respect to such whole shares of the Parent Common Stock.

            (e) Fractional Shares. No certificate or scrip representing fractional shares of the Parent Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional shares of the Parent Common Stock will not entitle the owner thereof to vote or to any rights of a holder of the shares of the Parent Common Stock. In lieu of any such fractional shares of the Parent Common Stock, each holder of Certificates who would otherwise have been entitled to a fraction of a Parent Common Share in exchange for such Certificate (after taking into account all Certificates delivered by such holder) pursuant to this Section shall receive from the Exchange Agent, as applicable, a cash payment in lieu of such fractional Parent Common Share, determined by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by (B) the Parent Share Price.

            (f) Required Withholding. The Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, and from any dividends or distributions payable pursuant to Section 1.07(d), to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

            (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, solely that whole number of shares of the Parent Common Stock into which the shares of the Company Common Stock represented by such Certificates were converted pursuant to Section 1.06, cash in lieu of fractional shares of the Parent Common Stock, if any, as may be required pursuant to Section 1.07(e) and any dividends or distributions payable pursuant to Section 1.07(d); provided, however, that Acquiror may, in its discretion and as a condition precedent to the delivery of any Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

            (h) No Liability. Notwithstanding anything to the contrary in this
Section 1.07, neither the Exchange Agent, Parent, Acquiror, the Surviving Corporation nor their respective affiliates shall be liable to a holder of shares of the Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.07 shall thereafter look only to Acquiror for shares of the Parent Common Stock, any cash in lieu of fractional shares of the Parent Common Stock to which they are entitled pursuant to Section 1.07(e) and any dividends or other distributions with respect to shares of the Parent Common Stock to which they are entitled pursuant to Section 1.07(d), in each case, without any interest thereon.

            Section 1.08. No Further Ownership Rights in the Company Common
Stock.

            All shares of the Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 1.07(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the

Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

            Section 1.09. Tax Consequences.

            It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Sections 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

            Section 1.10. Taking of Necessary Action; Further Action.

            If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquiror, the officers and directors of the Company, Acquiror and the Surviving Corporation will take all such lawful and necessary or desirable action in the name of the Company or Acquiror.

                                   Article II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquiror as follows:

            Section 2.01. Organization and Qualification; Subsidiaries.

            (a) Each of the Company and its subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such other power or authority would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A true and complete list of all subsidiaries of the Company together with the jurisdiction of organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by the Company or another subsidiary of the Company is contained in Section 2.01 of the written disclosure schedule previously initialed on behalf of the Company and the Acquiror (the "Company Disclosure Schedule"). Except as set forth in Section 2.01 of the Company Disclosure Schedule , neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in or is the general or limited partner of, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), (i) with respect to which interest the Company or a subsidiary has invested (and currently owns) or is required to invest $50,000 or more, or (ii) which is a publicly-traded entity unless such interest is held for investment by the Company or its subsidiary and comprises less than five percent of the outstanding stock of such entity.

            (b) "Material Adverse Effect," when used in connection with the Company or any of its subsidiaries or Parent or any of its Subsidiaries, as the case may be, means any change, effect, development or circumstance that is materially adverse to the business, assets (including intangible assets), financial condition, results of operations or prospects of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, that the following shall be excluded from the definition of Material Adverse Effect and from any determination as to whether a Material Adverse Effect has occurred or may occur: changes, effects, developments or circumstances (i) affecting (A) the medical equipment or healthcare industries generally, (B) the United States securities markets generally or (C) economic, regulatory, or political conditions generally, or (ii) arising from or relating to this Agreement, the transactions contemplated hereby or the announcement hereof or thereof, including, without limitation, except as set forth in Section 2.01(b) of the Company Disclosure Schedule, any effects on customers and suppliers, but excluding any effects on personnel.

            Section 2.02. Certificate of Incorporation and Bylaws.

            The Company has heretofore made available to Acquiror a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (the "Company Charter Documents"), and the certificates of incorporation and bylaws (or equivalent organizational documents) as amended to date of each of its subsidiaries (the "Subsidiary Documents"). All such Company Charter Documents and Subsidiary Documents are in full force and effect, except in the case of Subsidiary Documents where the failure to be in force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents, except for violations of the documents which do not and are not reasonably likely to materially interfere with the operations of such entity.

            Section 2.03. Capitalization.

            (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, of which 90,000 shares have been designated as Series A Preferred Stock, par value $1.00 per share, and 120,000 shares have been designated Series B Preferred Stock, par value $1.00 per share (collectively, the "Company Preferred Stock"). As of November 16, 2001, (i) 8,772,616 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable (excluding treasury shares which are issued but not outstanding, all of which are not entitled to vote), and none of which has been issued in violation of preemptive or similar rights, (ii) 1,662,950 shares of Company Common Stock were reserved for existing grants and 317,004 shares of Company Common Stock were reserved for future grants pursuant to the Company Stock Option Plans, (iii) 77,270 shares of Company Common Stock were reserved and available for future issuance pursuant to the Company Stock Purchase Plan, (iv) 566,735 shares of Company Common Stock were reserved for issuance upon exercise of the Company's Class B Warrants (the "Class B Warrants"), and (v) 358,179 shares of Company Common Stock were reserved for issuance upon exercise of the Company's other outstanding warrants to purchase Company Common Stock (the "Other Warrants"). As of November 16, 2001, there were no outstanding shares of Company Preferred Stock. 90,000 shares of Series A Preferred Stock are reserved for issuance upon exercise of the rights (the "Company Rights" or, individually, a "Company Right") distributed in connection with that certain Rights Agreement dated as of December 29, 1999 (the "Rights Agreement"). As of November 16, 2001, no shares of Company Common Stock, Class B Warrants, or Other Warrants were held by subsidiaries of the Company. Except as set forth in Section 2.03 of the Company Disclosure Schedule, no change in such capitalization has occurred since November 16, 2001 except for changes resulting from the exercise or termination of stock options which were outstanding under the Company Stock Option Plans and exercisable as of November 16, 2001 (or were outstanding under the Company Stock Option Plans as of November 16, 2001 and became exercisable in accordance with their terms thereafter), from the issuance of shares of the Company Common Stock under the Company Stock Purchase Plan, pursuant to the current offering period under such plan ending on December 31, 2001 and until the suspension of such plan as provided in Section 5.12(d), from the exercise of the Class B Warrants or the Other Warrants, or transactions permitted by Section 4.01. Except as set forth in this Section 2.03 or Section 2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure Schedule and except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of preemptive or similar rights. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its subsidiaries issued and outstanding.

            (b) Except as set forth in Section 2.03 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or the capital stock of any subsidiary. Except as set forth in Section 2.03 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of obligations of subsidiaries and intercompany book entry transactions, in either case entered into in the ordinary course of business. Except as set forth in Sections 2.01 or 2.03 of the Company Disclosure Schedule,
(i) all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and (ii) all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in Section 2.01, this Section 2.03 or
Section 2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure Schedule and except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company's subsidiaries relating to the issued or unissued capital stock of the Company's subsidiaries or obligating the Company's subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company's subsidiaries.

            Section 2.04. Authority Relative to this Agreement.

            (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary stockholder approval of the Merger and adoption of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the requisite approval of the Merger and adoption of this Agreement by the Company's stockholders in accordance with Delaware Law and the Company Charter Documents and the filing and recording of appropriate merger documents as required by the Delaware Law). The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and the Merger.

            (b) Assuming the accuracy of the representations and warranties in
Section 3.13, the provisions of Section 203 of the Delaware Law and Article Twelfth of the Company's Certificate of Incorporation will not apply to the Merger. No other "fair price," "merger moratorium," "control share acquisition" or other similar anti-takeover statute or regulation applies or purports to apply to this Agreement or the Merger.

            (c) As of the date hereof, the Board of Directors of the Company has by a unanimous vote of those directors present (such directors constituting a quorum under the Company's Bylaws) (i) determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement, (ii) approved this Agreement and the transactions contemplated hereby in accordance with the applicable provisions of the Delaware Law and the Company Charter Documents, (iii) authorized the performance by the Company of this Agreement subject to such stockholder approval as contemplated in Section 2.04(a), and (iv) recommended the approval of the Merger and adoption of this Agreement by holders of the Company Common Stock and directed that this Agreement be submitted for consideration by the Company's stockholders at a meeting of the stockholders of the Company to consider approval of the Merger and adoption of this Agreement (the "Company Stockholders Meeting"). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and the Parent of this Agreement and the Guarantee hereof, respectively, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

            (d) The Board of Directors of the Company has taken all actions necessary to cause the Rights Agreement to be ineffective and not applicable as to the Merger and any other transactions described in this Agreement. The execution of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, result in the grant of any rights to any person under the Rights Agreement, or enable or require any outstanding rights to be exercised, distributed or triggered. All such actions to cause the Rights Agreement to be ineffective and not applicable as to the Merger and any other transactions described in this Agreement have been duly and validly taken by the Company's Board of Directors and are binding on and enforceable against the Company.

            Section 2.05. No Conflict; Required Filings and Consents.

            (a) Subject to the following sentence, Section 2.05(a) of the Company Disclosure Schedule includes, as of the date hereof, a list of (i) other than intercompany obligations, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit (to which the Company or any subsidiary is the responsible party), equipment leases or lease purchase agreements, each in an amount equal to or exceeding $50,000 (other than leases outside the United States providing for payments of not more than $50,000 per year) to which the Company or any of its subsidiaries is a party or by which any of them is bound;
(ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any such contract, agreement, commitment, or other understanding or arrangement, individual payments or receipts by the Company or any of its subsidiaries of less than $50,000 over the term of such contract, commitment, agreement, or other understanding or arrangement; and (iii) all agreements which are required to be filed as "material contracts" with the Securities and Exchange Commission ("SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations promulgated thereunder (the "Exchange Act") but which have not been so filed with the SEC. The Agreements listed on Schedule 2.05(a) of the Company Disclosure Schedule shall be collectively referred to as the "Company Agreements". With regard to agreements for the purchase or sale of raw materials or inventory or for the provision of services in the ordinary course of business and licensing or royalty arrangements, the thresholds referred to in clauses (i) and (ii) of the preceding sentence shall be measured on an annual basis.

            (b) Except as set forth in Section 2.05(b) and Sections 2.11(f) and
(h) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents,
(ii) assuming compliance with the matters referred to in Section 2.05(c), conflict with or violate the Subsidiary Documents or any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any, termination, amendment, redemption, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any of the Company Agreements or any other note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except in the case of clause (ii) or
(iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the Company or any of its subsidiaries to make or seek any consent, approval, authorization or permit of, or filing with or notification to, any governmental, administrative, judicial or regulatory authority, domestic or foreign (each, a "Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and Nasdaq; filings and consents under any applicable non-U.S. laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("Non-U.S. Monopoly Laws"); filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement ("Environmental, Health and Safety Laws"); and the filing and recordation of an appropriate certificate of merger as required by the Delaware Law; (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not materially affect the Surviving Corporation's ability to conduct its business after the Merger; or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

            Section 2.06. Compliance; Permits.

            (a) Except as set forth in Section 2.06(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) in any material respects, any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any Company Agreement, note, bond, mortgage, indenture, credit facility, contract, agreement, letter of credit, pledge, guarantee, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected except for any such conflicts or defaults which would not reasonably be expected to result in an adverse effect on the Company in excess of $50,000 individually or $100,000 in the aggregate.

            (b) Except as set forth in Schedule 2.06(b) of the Company Disclosure Schedule, no investigation by any Governmental Authority with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened. Neither Company nor any of its subsidiaries is subject to any order, directive, warning letter or supervisory letter of, or agreement, memorandum of understanding or similar arrangement (including board resolutions adopted at the request of a regulatory authority) with, any Federal, state, local or foreign regulatory authority restricting its operations, restricting it from taking any action or requiring that certain actions be taken, and Company has no knowledge that any such order, directive, supervisory letter, agreement, memorandum of understanding or similar arrangement is threatened, contemplated or under consideration by any such regulatory authority.

            (c) Except as set forth in Section 2.06(c) of the Company Disclosure Schedule, the Company and its subsidiaries hold all permits, licenses, easements, variances, exceptions, consents, certificates, orders and approvals from Governmental Authorities which are material to the operation of the business of the Company and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the "Company Permits"). Except as set forth in
Section 2.06(c) of the Company Disclosure Schedule, the Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

            Section 2.07. SEC Filings; Financial Statements.

            (a) The Company has filed all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed with the SEC since April 28, 1996 (the "Post-1996 Company SEC Documents"). Except as set forth in Section 2.07 of the Company Disclosure Schedule and taking into account any amendments and supplements filed prior to the date of this Agreement, such Post-1996 Company SEC Documents (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light and at the time of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Post-1996 Company SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations, stockholders' equity and cash flows for the periods indicated, except that the unaudited interim financial statements (i) should be read in conjunction with the audited consolidated financial statements of the Company for the applicable fiscal year contained in the Post-1996 Company SEC Documents, and (ii) were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

            Section 2.08. Absence of Certain Changes or Events.

            Except as set forth in Section 2.08 or 4.01 of the Company Disclosure Schedule, and except as a result of acts or omissions after the date hereof permitted under Section 4.01, since April 29, 2001, the Company has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances constituting, or which would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Company Charter Documents; (iii) any material changes to any Company Employee Plans or other employee benefit arrangements or agreements, including the establishment of any new such plans, arrangements or agreements or the extension of coverage under any such plans, arrangements or agreements to new groups of employees or other individuals, (iv) any material damage to, destruction or loss of any asset of the Company (whether or not covered by insurance); (v) any material change by the Company in its accounting methods, principles or practices (other than as required by GAAP); or
(vi) other than in the ordinary course of business, any sale of a material amount of assets of the Company. The executive management of the Company is not aware of any Material Adverse Effect that would reasonably be expected to occur as a result of or relating to (i) the execution and delivery of this Agreement by the Company; (ii) the consummation of the transactions contemplated hereby;
(iii) the announcement of this Agreement or the transactions contemplated hereby; or (iv) the performance by the Company of any of its obligations under this Agreement.

            Section 2.09. No Undisclosed Liabilities.

            Except as set forth in Section 2.09 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities (whether or not absolute, accrued, contingent or otherwise), except liabilities
(a) in the aggregate adequately provided for or disclosed in the Company's unaudited balance sheet (including any related notes thereto) as of October 28, 2001 included in the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 2001 (the "2001 Company Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2001 Company Balance Sheet, (c) incurred since October 28, 2001 if such liability is in excess of $50,000 and is (a) not incurred in the ordinary course of business, or (b) if incurred in the ordinary course of business, is a nonrecurring payment to (i) a vendor not doing business with the Company on the date of this Agreement, or (ii) an existing vendor doing business with the Company on the date of this Agreement, but with respect to goods or services not being provided by such vendor to the Company on the date of this Agreement, or
(d) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby. Section 2.09 of the Company Disclosure Schedule sets forth the amount of principal and unpaid interest outstanding under each instrument evidencing indebtedness of the Company and its subsidiaries. Section 2.09 of the Company Disclosure Schedule also sets forth the amount of principal and unpaid interest outstanding under each instrument evidencing indebtedness of the Company and its subsidiaries which will accelerate or become due or result in a right of redemption or repurchase on the part of the holder of such indebtedness (with or without due notice or lapse of time) as a result of this Agreement, the Merger or the other transactions contemplated hereby.

            Section 2.10. Absence of Litigation.

            Except as set forth in Section 2.10 and Section 2.19(c) of the Company Disclosure Schedule or arising out of the transactions contemplated by this Agreement (of which the executive management of the Company has no knowledge), there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the senior management of the Company, threatened (except those threatened matters that would not reasonably be expected individually to exceed $100,000 or in the aggregate to exceed $500,000) against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or Governmental Authority.

            Section 2.11. Employee Benefit Plans; Employment Agreements.

            (a) "Company Employee Plans" shall mean all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all "employee welfare benefit plans" (as defined in Section 3(l) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions or pending change of control provisions), as amended, modified or supplemented, maintained or contributed to by the Company or a subsidiary of the Company for the benefit of any former or current employee, officer or director (or any of their beneficiaries) of the Company or a subsidiary of the Company. The term "Affiliate Plan" shall mean any other such plan, program or arrangement with respect to which the Company or any subsidiary of the Company has or would reasonably be expected to have any liability, either as a member of a controlled group of corporations or trades or businesses, as defined under Section 414 of the Code and comparable provisions of ERISA, or by contractual arrangement. Section 2.11(a) of the Company Disclosure Schedule lists each Company Employee Plan and each Affiliate Plan. With respect to each plan included on the Company Disclosure Schedule, the Company shall indicate whether such plan includes a change of control provision. With respect to each Company Employee Plan or Affiliate Plan listed in Section 2.11(a) of the Company Disclosure Schedule, the Company has made available to Acquiror, to the extent applicable: (i) each such written Company Employee Plan and any related trust agreement, insurance and other contract (including a policy), if any, the most recently prepared summary plan description, if any, summary of material modifications the substance of which is not already incorporated in the corresponding summary plan description or Company Employee Plan document, if any, and written communications distributed to plan participants that would reasonably be expected to materially modify the terms of any Company Employee Plan, whether through information actually conveyed in the communication or a failure to convey information; (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan, required to make such a filing; (iii) the most recent actuarial valuation, if any, for each Company Employee Plan and Affiliate Plan subject to Title IV of ERISA, to the extent applicable; (iv) the latest reports, if any, which have been filed with the Department of Labor ("DOL") to satisfy the alternative method of compliance for pension plans for certain selected employees pursuant to DOL regulation Section 2520.104-23; and (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

            (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, (i) none of the Company Employee Plans or Affiliate Plans promises or provides material medical or other material welfare benefits to any director, officer, employee or consultant (or any of their beneficiaries) after their service with the Company or its subsidiary or affiliate terminates, other than as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (hereinafter, "COBRA"), or any similar state or non-U.S. laws; (ii) none of the Company Employee Plans or Affiliate Plans is a "multiemployer plan" as such term is defined in Section

3(37) of ERISA and no Company Employee Plan or Affiliate Plan has incurred any withdrawal liability that remains unsatisfied and the transactions contemplated hereby are not reasonably likely to result in the assessment of any withdrawal liability; (iii) neither the Company, any of its subsidiaries, nor, to the knowledge of the Company, any other party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 to the Code), has engaged in a transaction with respect to any Company Employee Plan or Affiliate Plan which would reasonably be expected to subject the Company or any subsidiary, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code; (iv) with respect to the Company Employee Plans, neither the Company or any of its subsidiaries, nor any executive of the Company or one of its subsidiaries as fiduciary of the Company Employee Plans nor, to the knowledge of the Company, any other fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; (v) all Company Employee Plans, and all Affiliate Plans have been established and maintained in accordance with their terms and have been operated in compliance, in all material respects, with the requirements of applicable law (including, but not limited to, to the extent applicable, the notification and other requirements of COBRA, the Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998); (vi) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the "IRS"), and nothing has occurred which would reasonably be expected to result in the disqualification of any such plan; (vii) all contributions required to be made with respect to any Company Employee Plan (whether pursuant to the terms of such plan, Section 412 of the Code, any collective bargaining agreement, or otherwise) have been made or accrued on the Company's financial statements on or before their due dates (including any extensions thereof); and
(viii) other than routine claims for benefits made in the ordinary course of the operation of the Company Employee Plans or Affiliate Plans, there are no pending, nor to the knowledge of the senior management of the Company, any threatened (except those threatened matters that would not reasonably be expected individually to exceed $100,000 or in the aggregate to exceed $500,000), claims, investigations or causes of action with respect to any Company Employee Plan or Affiliate Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against the Company or any subsidiary of the Company, any Company director, officer or employee, any Company Employee Plan, or Affiliate Plan or any fiduciary of a Company Employee Plan or Affiliate Plan.

            (c) The Company has provided to Acquiror a true and complete list of each current or former employee, consultant, officer or director of the Company or any of its subsidiaries who, as of the date hereof, holds (i) any option to purchase the Company Common Stock or commitments for future options, together with the number of shares of the Company Common Stock subject to such option, the exercise price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option; and (ii) any shares of Company Common Stock that are unvested or subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by the Company upon any termination of the stockholder's employment, directorship or other relationship with the Company or any of its subsidiaries or which shares are subject to performance-based vesting.

            (d) To the extent not already included and so labeled in Section 2.11(a) or such other section of the Company Disclosure Schedule as is specifically referenced in Section 2.11(d) of the Company Disclosure Schedule,
Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete (i) list of all material outstanding agreements with any consultants who provide services to the Company or any of its subsidiaries; (ii) list of all material agreements with respect to the services of independent contractors or leased employees who provide services to the Company or any of its subsidiaries, whether or not they participate in any of the Company Employee Plans; (iii) description of any situation in which a material portion of the workforce of a component of the Company or its subsidiaries, whether such component is a subsidiary, unit, work location, line of business or otherwise, is composed of non common law employees, whether consultants, independent contractors or otherwise, which description shall include, if applicable, representative samples of agreements with such non common law employees; and (iv) list of all worker council agreements of the Company or any of its subsidiaries with or relating to its employees.

            (e) No Company Employee Plan or Affiliate Plan is subject to Title IV of ERISA.

            (f) Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not (i) result in any payment (including, without limitation, severance, golden parachute or bonus payments or otherwise) becoming due pursuant to any Company Employee Plan to any current or former director, officer, employee or consultant of the Company, (ii) result in any increase in the amount of compensation or benefits payable pursuant to any Company Employee Plan in respect of any director, officer, employee or consultant of the Company, or (iii) accelerate the vesting or timing of payment of any benefits or compensation payable pursuant to any Company Employee Plan in respect of any director, officer, employee or consultant of the Company.

            (g) There are no complaints, charges or claims against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened to be brought by or filed with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee, and no conditions exist under which the Company or any of its subsidiaries is reasonably likely to incur any such liability.

            (h) The Company has provided or made available to Acquiror (i) with respect to each participant in the Company's executive severance plans, whether such participant has entered into an agreement or a provision of an agreement prohibiting or restricting such participant from accepting employment or otherwise engaging in activity that is in competition with the business of the Company or its subsidiaries (other than with respect to the use of confidential information or trade secrets) after the termination of such individual's employment with the Company (a "Non-Competition Agreement"); and (ii) a description of those classes of employees that are required to execute a Non-Competition Agreement.

            Section 2.12. Employment and Labor Matters.

            Except as set forth in Section 2.11(b) or Section 2.12 of the Company Disclosure Schedule:

            (a) Each of the Company and its subsidiaries is in compliance, in all material respects, and has not failed to be in compliance, in any material respect, as a result of which it would reasonably be expected now or in the future to have liability, with all applicable U.S. and non-U.S. laws, agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of the Company or any of its subsidiaries including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant Governmental Authority.

            (b) Neither the Company nor any of its subsidiaries is a party to any U.S. or non-U.S. collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any employees of the Company or any of its subsidiaries.

            (c) Neither the Company nor any of its subsidiaries is in breach of any U.S. or non-U.S. collective bargaining agreement or labor union contract, or has any strikes, slowdowns, work stoppages, lockouts, or any knowledge of threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

            Section 2.13. Registration Statement; Proxy Statement/Prospectus.

            (a) Subject to the accuracy of the representations of Acquiror in
Section 3.10:

            (i) the information supplied by the Company specifically for inclusion in the Registration Statement pursuant to which the shares of the Parent Common Stock to be issued in connection with the Merger will be registered with the SEC shall not, at the respective times the Registration Statement (including any amendments or supplements thereto) is filed with the SEC or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading; and

            (ii) the information supplied by the Company specifically for inclusion in the proxy statement/prospectus in connection with the Company Stockholders Meeting (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") will not, at the time the Proxy Statement/Prospectus is filed with the SEC or first sent to stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) If at any time prior to the Effective Time any event or circumstance relating to the Company, any of its affiliates, officers or directors is discovered by the Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company will promptly inform Acquiror.

            (c) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Acquiror or any of their respective affiliates which is included or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/Prospectus.

            Section 2.14. Restrictions on Business Activities.

            Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule, the Company is not a party to or the subject of any agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its subsidiaries as currently conducted by the Company or such subsidiary, or restricting any transactions (including payment of dividends and distributions) between the Company and its subsidiaries.

            Section 2.15. Title to Property.

            Except as set forth in Sections 2.15 and 2.19(b) of the Company Disclosure Schedule, each of the Company and its subsidiaries has good title to all of its owned real properties and other owned assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby, and except for liens which secure indebtedness reflected in the 2001 Balance Sheet; and, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default or event of default).

            Section 2.16. Taxes.

            Except as set forth or referred to in Section 2.16 of the Company Disclosure Schedule:

            (a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2001 Company Balance Sheet have been established and which, if past due, are being contested in good faith. Such Tax Returns are true and correct as of the date hereof. There are no claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or, to the knowledge of the Company, threatened audits or investigations for or relating to any liability in respect of any Taxes, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 2001 Company Balance Sheet have been established and which, if past due, are being contested in good faith and which claims or assessments being contested in good faith would not, if determined adversely to the Company, result in a Material Adverse Effect). Neither the Company nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return. There are no liens for amounts of Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent the Company or any of its subsidiaries with respect to Taxes. Other than with respect to the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes and except for provisions in agreements for the divestiture of subsidiaries, assets or business lines of the Company or its subsidiaries that require the Company or its subsidiaries (as applicable) to indemnify a purchaser or purchaser group for amounts of Taxes of the Company or its subsidiaries (as applicable) in the nature of sales or similar Taxes incurred as a consequence of any such divestiture transactions), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to any amounts of Taxes.

            (b) The Company and its subsidiaries have in all respects complied with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding of Taxes under Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time prescribed by law, withheld from employee wages and paid over to the proper Governmental Authority all Taxes required to be so withheld and paid over under applicable laws.

            (c) The federal income Tax Returns of the Company and its subsidiaries have been examined by the Internal Revenue Service (or the statutes of limitation for the assessment of federal income Taxes for such periods have expired) for periods through and including the fiscal year ended April 27, 1997, and no material deficiencies were asserted as a result of examinations which have not been resolved and fully paid.

            (d) For purposes of this Agreement, the term "Tax" shall mean (a) any United States federal, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative, or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, (b) liability for the payment of any amounts described in clause (a) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability and (c) liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any agreement to indemnify any other person with respect to the payment of any amounts of the type described in clause (a) or (b) above. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

            Section 2.17. Environmental Matters.

            (a) Except as set forth in Section 2.17(a) to the Company Disclosure Schedule, the operations and properties of the Company and its subsidiaries are and at all times have been in compliance, in all material respects, with the Environmental Laws, which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof.

            (b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule, there are no Environmental Claims, including claims based on "arranger liability," pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed.

            (c) Except as set forth on Section 2.17(c) of the Company Disclosure Schedule, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed.

            (d) Except as set forth in Section 2.17(d) of the Company Disclosure Schedule, (i) there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or any state Superfund site list, and the Company and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls ("PCBs") or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

            (e) All Company Permits that the Company is required to have obtained under Environmental Laws have been obtained and are maintained by the Company, were duly issued by the appropriate Governmental Authority, are in full force and effect and are not subject to appeal. The Company has not received notice, and otherwise has no knowledge, that any Company Permit has been or will be, rescinded, terminated, limited, or amended. No additional capital expenditures will be required by the Company for purposes of compliance with the terms or conditions of any Company Permits or Company Permit renewals. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require the assignment or transfer of any Company Permit, except for those Company Permits that may be assigned or transferred on or prior to the Effective Time without the consent of any Person and without causing any such Company Permit to be rescinded, terminated or limited.

            (f) For purposes of this Agreement:

            (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice (in each case in writing or, if not in writing, to the knowledge of the senior management of the Company) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries.

            (ii) "Environmental Laws" means, as they exist on the date hereof, all applicable United States federal, state, local and non-U.S. laws, regulations, codes and ordinances, relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.ss. 9601 et seq., Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.ss. 6901 et seq., Toxic Substances Control Act ("TSCA"), 15 U.S.C.ss. 2601 et seq., Occupational Safety and Health Act ("OSHA"), 29 U.S.C.ss. 651 et seq., the Clean Air Act, 42 U.S.C.ss. 7401 et seq., and the Clean Water Act, 33 U.S.C.ss. 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.

            (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated under any Environmental Law.

            Section 2.18. Brokers.

            No broker, finder or investment banker, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Acquiror a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

            Section 2.19. Intellectual Property.

            (a) As used herein, the term "Intellectual Property Assets" shall mean all worldwide intellectual property rights (common law, statutory or otherwise), including, without limitation, patents (including all reissues, divisions, continuations and extensions), trademarks, service marks, trade names, copyrights, and registrations and applications for any and all of the foregoing, licenses and any other contractual rights, Internet domain names, formulae, algorithms, designs, inventions, methodologies, specifications, know-how, trade secrets, computer software programs and code (both object and source), development tools and proprietary information, technologies and processes, and all documentation and media describing or relating to the above, in any format, whether hard copy or machine-readable only. As used herein, "Company Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries.

            (b) Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all the Company Intellectual Property Assets that are used in and are material to the business of the Company and its subsidiaries as currently conducted, without (i) infringing or violating the valid and enforceable rights of others, (ii) constituting a breach of any agreement, obligation, promise or commitment by which the Company and/or its subsidiaries (as applicable) may be bound and/or
(iii) violating any laws, regulations, ordinances, codes or statutes in any applicable jurisdiction.

            (c) Except as set forth in Section 2.19(c) of the Company Disclosure Schedule, no claims, actions, disputes, proceedings or allegations (i) have been made or are currently pending or, to the Company's knowledge, threatened by any person with respect to the Company Intellectual Property Assets, including, without limitation, any claims, actions, disputes, proceedings or allegations challenging the right of Company to use, possess, transfer, convey or otherwise dispose of any Company Intellectual Property Assets, or (ii) have been made or are currently pending or, to the Company's knowledge, threatened by any person with respect to the Intellectual Property Assets of any third party (the "Third Party Intellectual Property Assets") to the extent arising out of any use, possession, transfer, reproduction, conveyance, distribution or other disposition of, or of products or methods covered by or otherwise relating to, such Third Party Intellectual Property Assets by or through the Company or any of its subsidiaries.

            (d) Except as set forth in Section 2.19(d) of the Company Disclosure Schedule, there are no claims, actions, disputes, proceedings or allegations to the effect that the manufacture, offer for sale, sale, licensing or use of any product, system or method either (i) now used, offered for sale, sold or licensed or, (ii) to the best of Company's knowledge as of the date hereof (after reasonable due inquiry), scheduled for commercialization prior to the first anniversary of the date hereof, in each case by or for the Company or any of its subsidiaries, infringes on any Third Party Intellectual Property Assets.

            (e) Section 2.19(e) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company Intellectual Property Assets, which is true, correct and complete in all material respects, except with regard to clause (vii) below, which is true, correct and complete in all respects, including, without limitation (i) all patents and patent applications, filings and registrations owned by the Company and/or each of its subsidiaries worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications owned, used or held for use by the Company and/or each of its subsidiaries worldwide; (iii) all common law trademarks, trade dress, brand, product and service names, slogans, logos and distinctive identifications owned, used or held for use by the Company and/or each of its subsidiaries worldwide; (iv) all trade names owned, used or held for use by the Company and/or each of its subsidiaries worldwide; (v) all copyright registrations and copyright applications owned by the Company and/or each of its subsidiaries worldwide; (vi) all Internet domain name registrations owned by the Company and/or its subsidiaries worldwide; and (vii) all licenses owned, used or held for use by the Company and/or each of its subsidiaries in which the Company and/or each of its subsidiaries is (A) a licensor with respect to any of the Company Intellectual Property Assets listed in Section 2.19(e) of the Company Disclosure Schedule or (B) a licensee of any Third Party Intellectual Property Assets, except for any licenses of software programs that are made commercially available by third party licensors to any person "off the shelf." Except as set forth in Section 2.19(e) of the Company Disclosure Schedule the Company and/or each of its subsidiaries has made all filings and recordations required by any governmental, judicial or regulatory agency (foreign or domestic) having jurisdiction over such subject matter to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations (including, with respect to all U.S. registered trademark and service marks, Section 8 and 15 declarations, where applicable), trademark and service mark applications, Internet domain names, copyright registrations and copyright applications and licenses set forth in Section 2.19(e) of the Company Disclosure Schedule.

            (f) Except as set forth in Section 2.19(f) of the Company Disclosure
Schedule: (i) each U.S. and non-U.S. patent, trademark or service mark registration and copyright registration of the Company and/or each of its subsidiaries is valid and subsisting and (ii) each license of the Company Intellectual Property Assets and Third Party Intellectual Property Assets listed on Section 2.19(e) of the Company Disclosure Schedule is valid, subsisting and enforceable and will be unaffected by the Merger; and (iii) all statements and representations made by the Company and/or its subsidiaries (as applicable) in any pending applications, filings or registrations concerning the Company Intellectual Property Assets were true in all material respects as of the time they were made.

            (g) Except as set forth in Section 2.19(g) of the Company Disclosure Schedule, to the knowledge of the senior management of the Company, there is no unauthorized use, infringement, misappropriation or other violation of any of the Company's Intellectual Property Assets by any third party, including, without limitation, any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries.

            (h) The Company Intellectual Property Assets include all rights and interests necessary to conduct the business of the Company as it is currently conducted and as proposed to be conducted and such rights will not be adversely affected by the Company or any other person claiming under or through the Company or otherwise in connection with or arising from the execution and delivery of this Agreement, the Merger or the consummation of any of the transactions contemplated hereby.

            Section 2.20. Interested Party Transactions.

            Except as set forth in Section 2.20 of the Company Disclosure Schedule or for events as to which the amounts involved do not, in the aggregate, exceed $100,000, since the Company's proxy statement dated September 5, 2001, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

            Section 2.21. Insurance.

            Except as set forth in Section 2.21 of the Company Disclosure Schedule, all fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses conducted by the Company.

            Section 2.22. Product Liability and Recalls.

            (a) Except as set forth in Section 2.22 (a) of the Company Disclosure Schedule, there is no claim, pending or, to the Company's knowledge, threatened, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services. To the knowledge of the Company, there is no basis for such a claim, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            (b) Except as set forth in Section 2.22(b) of the Company Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened recall or investigation of any product sold by the Company.

            Section 2.23. Opinion of Company Financial Advisor.

            The Board of Directors of the Company has been advised by the Company Financial Advisor to the effect that in its opinion, as of the date of this Agreement, the Exchange Ratio in the Merger is fair from a financial point of view to the Company's stockholders.

            Section 2.24. FDA and FTC Compliance.

            The Company is in compliance, in all material respects, with all applicable laws, rules and regulations and requirements of the Federal Trade Commission (the "FTC"), and the Food and Drug Administration (the "FDA") under the provisions of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 321 et seq. and its implementing regulations, 21 C.F.R. Section 801 et seq., including, but not limited to, (i) those laws relating to the filing of premarket notifications or premarket approval applications for medical devices;
(ii) the registration with the FDA as a manufacturing establishment and currently listing its marketed devices; (iii) the manufacture, storage and shipment of products in compliance with FDA's standards for current good manufacturing practices; and (iv) product labeling and promotion in accordance with all FTC and FDA rules and interpretations. The Company has provided the Parent with copies of any and all notices of prior compliance actions including complaints, notice of violation letters, warning letters, 483 inspection reports, etc. sent by any Government Authority since December 31, 1996, or has certified that no such correspondence has been sent.

                                  Article III

                     REPRESENTATIONS AND WARRANTIES OF ACQUIROR

            Acquiror hereby represents and warrants to the Company as follows:

            Section 3.01. Organization and Qualification; Subsidiaries.

            (a) Each of Parent and Acquiror is duly incorporated, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction of incorporation and has the requisite corporate and other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as now conducted, except where the failure to have such other power or authority would not reasonably be expected to have a Material Adverse Effect. Each of Parent and Acquiror is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities make such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Acquiror has heretofore made available to the Company true and complete copies of Parent's Certificate of Incorporation and Bylaws, as amended to date (the "Parent Charter Documents").

            (b) Each subsidiary of Parent is an entity duly organized, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction of organization, has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to have such other power or authority would not reasonably be expected to have a Material Adverse Effect. Each subsidiary of Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. All of Parent's significant subsidiaries and their respective jurisdictions of incorporation are included in the subsidiary list contained in Parent's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (the "Parent 2001 Form 10-K").

            (c) Acquiror was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

            Section 3.02. Capitalization.

            (a) The authorized capital stock of Parent consists of 100,000,000 shares of the Parent Common Stock. As of November 30, 2001, (i) 34,134,992 shares of the Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and none of which have been issued in violation of preemptive or similar rights and (ii) no shares of the Parent Common Stock were held by subsidiaries of Parent. As of November 30, 2001, no more than 2,691,705 shares of the Parent Common Stock were reserved for issuance upon exercise of stock options issued under Parent's stock option plans.

            (b) Except (i) as set forth in Section 3.02(a), (ii) for changes since November 30, 2001 resulting from the exercise of stock options, (iii) for securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent set forth in the Parent SEC Documents and the conversion or exchange thereof, (iv) for other rights to acquire immaterial (individually and in the aggregate) amounts of the Parent Common Stock and changes resulting from the exercise thereof, (v) for changes resulting from the grant of stock based compensation to directors or employees of Parent or its subsidiaries or (vi) for changes resulting from the issuance of stock or other securities in connection with a merger or other acquisition or business combination, an underwritten public offering or an offering pursuant to Rule 144A under the Securities Act approved by Parent's Board of Directors and undertaken in compliance with Section 4.03(b), as applicable, there are no outstanding (x) shares of capital stock or voting securities of Parent, (y) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (z) options or other rights to acquire from Parent or other obligations of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. Except as set forth in the Parent SEC Documents (as defined in Section 3.05), there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its equity securities.

            (c) The shares of the Parent Common Stock to be delivered as Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right.

            Section 3.03. Authority Relative to this Agreement.

            (a) The execution, delivery and performance by Acquiror of this Agreement, the execution, delivery and performance by Parent of the Guarantee and the consummation by Parent and Acquiror of the transactions contemplated hereby and thereby, as applicable, are within the respective corporate powers of Parent and Acquiror and have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by Company of this Agreement, this Agreement constitutes a valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). The Guarantee has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Company of this Agreement, the Guarantee constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

            (b) At a meeting duly called and held, or by written consent in lieu of meeting, the Board of Directors of Acquiror has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Acquiror and Parent, and (ii) approved this Agreement and the transactions contemplated hereby. At a meeting duly called and held, Parent's Board of Directors has approved the Guarantee and the transactions contemplated thereby and the issuance of the shares of the Parent Common Stock to be delivered to the Company stockholders in connection with the Merger.

            Section 3.04. No Conflicts; Required Filings and Consents.

            (a) The execution, delivery and performance by Acquiror of this Agreement, the execution, delivery and performance by Parent of the Guarantee and the consummation by Acquiror and Parent of the Merger and the other transactions contemplated hereby and thereby, as applicable, require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware,
(ii) compliance with any applicable requirements of the HSR Act and applicable Non-U.S. Monopoly Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any applicable state securities laws and the Nasdaq, (iv) compliance with Environmental, Health and Safety Laws and (v) any actions or filings the absence of which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or materially impair the ability of Acquiror to consummate the Merger and the other transactions contemplated by this Agreement or the ability of Parent to fulfill its obligations under the Guarantee.

            (b) The execution, delivery and performance by Acquiror of this Agreement, the execution, delivery and performance by Parent of the Guarantee and the consummation by Acquiror and Parent of the Merger and other transactions contemplated hereby and thereby, as applicable, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Parent Charter Documents or the certificate of incorporation or bylaws of Acquiror (or equivalent organizational documents), (ii) assuming compliance with the matters referred to in Section 3.04(a), contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree applicable to Parent or any of its subsidiaries, (iii) require any consent or other action by any person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its subsidiaries is entitled under any provision of any Material Agreement or instrument binding upon Parent or any of its subsidiaries or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Acquiror and its subsidiaries; provided that, for purposes of this Subsection 3.04(b)(iii), "Material Agreement" shall mean any agreement identified in the Parent 2001 Form 10-K or in any of Parent's quarterly reports on Form 10-Q filed with respect to any quarter of its 2002 fiscal year or any agreement entered into since the date of Parent's latest quarterly report on Form 10-Q that would be required to be so identified in Parent's Annual Report on Form 10-K for the year ended June 30, 2002 or (iv) result in the creation or imposition of any encumbrance on any material asset of Parent or any of its subsidiaries.

            Section 3.05. Compliance.

            (a) Except as set forth in the reports, schedules, forms, statements, registration statements, proxy statements and other documents filed by the Parent with the SEC since June 30, 1996 (the "Parent SEC Documents") and prior to the date of this Agreement, including those incorporated therein by reference and not superseded by other Parent SEC Documents, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            (b) No investigation by any Governmental Authority with respect to the Parent or its subsidiaries is pending or, to the knowledge of Parent, threatened, except as disclosed in the Parent SEC Documents and except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  Section 3.06. SEC Filings; Financial Statements.

                  (a) The Parent SEC Documents constitute all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed by Parent with the SEC since June 30, 1996. Except as set forth in the Parent SEC Documents and taking into account any amendments and supplements filed prior to the date of this Agreement, such Parent SEC Documents, (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of and at the time of the circumstances under which they were made, not misleading. None of the Parent's subsidiaries is required to file with the SEC periodic reports pursuant to the Exchange Act.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Parent SEC Documents), and each fairly presents in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that for purposes of the foregoing representation, the unaudited interim financial statements (i) should be read in conjunction with the Parent's audited consolidated financial statements contained in the applicable Parent SEC Documents, and (ii) were or are subject to normal and recurring year end adjustments which were not or are not expected to be material in amount.

                  Section 3.07. Absence of Certain Changes or Events.

                  Except as set forth in the Parent SEC Documents and for the sale of the Parent's Colorado facility, since June 30, 2001, the business of Parent and its subsidiaries has been conducted in the ordinary course and there has not occurred: (i) any change, effect or circumstance, including any damage to, destruction or loss of any asset of Parent (whether or not covered by insurance) constituting, or which would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Parent Charter Documents; (iii) any material change by Parent in its accounting methods, principles or practices (other than as required by GAAP); or (iv) any sale of a material amount of assets of Parent, except in the ordinary course of business.

                  Section 3.08. No Undisclosed Liabilities.

                  Except as set forth in the Parent SEC Documents, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in Parent's unaudited balance sheet (including any related notes thereto) as of September 30, 2001 included in Parent's Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2001 (the "2001 Parent Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2001 Parent Balance Sheet, (c) incurred since September 30, 2001 in the ordinary course of business, (d) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  Section 3.09. Absence of Litigation.

                  Except as set forth in the Parent SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  Section 3.10. Registration Statement; Proxy
Statement/Prospectus.

                  (a) Subject to the accuracy of the representations of the Company in Section 2.13:

                  (i) the Registration Statement, as it may be amended, pursuant to which the shares of the Parent Common Stock to be issued in connection with the Merger will be registered with the SEC shall not, at the respective times the Registration Statement (including any amendments or supplements thereto) is filed with the SEC or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not misleading; and

                  (ii) the Proxy Statement/Prospectus will not, at the time the Proxy Statement/Prospectus is filed with the SEC or first sent to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at such time and in light of the circumstances under which they were made, not misleading.

                  (b) If at any time prior to the Effective Time any event or circumstance relating to Parent, Acquiror or any of its affiliates, officers or directors should be discovered by Acquiror which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Acquiror will promptly inform the Company.

                  (c) The Registration Statement and Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act.

                  (d) Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by the Company which is included or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/Prospectus.

                  Section 3.11. Brokers.

                  Except for Parker/Hunter Incorporated, the fees and expenses of which will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Acquiror or Parent who might be entitled to any fee or commission from Acquiror, Parent or any of their respective affiliates in connection with the transactions contemplated by this Agreement.

                  Section 3.12. Ownership of Acquiror; No Prior Activities.

                  (a) Acquiror was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

                  (b) Except for obligations or liabilities incurred by Acquiror in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquiror has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                  Section 3.13. Ownership Interest in the Company.

                  Other than by reason of this Agreement or the transactions contemplated hereby, neither Acquiror nor any of its affiliates is, or has been at any time during the previous three years, an "interested stockholder" of the Company, as that term is defined in Section 203 of the Delaware Law.

                                   Article IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  Section 4.01. Conduct of Business by the Company Pending the Merger.

                  The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Acquiror shall otherwise agree in writing, and except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Acquiror, which, in the case of clauses (c), (d)(iv), e(ii), (e)(iv), (f), (h), (i) or (j) will not be unreasonably withheld or delayed:

                  (a) amend or otherwise change the Company Charter Documents;

                  (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options outstanding on the date hereof, pursuant to payroll withholding elections made prior to December 1, 2001 under the Company Stock Purchase Plan and effected with respect to the current offering period ending on December 31, 2001, and pursuant to the exercise of the Class B Warrants or the Other Warrants);

                  (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $50,000 in the aggregate);

                  (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except (A) as required by the terms of any security or agreement as in effect on the date hereof and set forth in Sections 2.11(f) or 4.01 of the Company Disclosure Schedule and (B) to the extent necessary to effect withholding to meet minimum tax withholding obligations in connection with the exercise of any Company Stock Option, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, or (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a stockholder equity interest in the Company;

                  (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money, except for (A) indebtedness outstanding on the date hereof and listed on Section 4.01 of the Company Disclosure Schedule, (B) borrowings and reborrowings under the Company's or any of its subsidiaries' credit facilities listed on Section 4.01 of the Company Disclosure Schedule in an aggregate amount not to exceed $500,000 in excess of the amount listed on Section 4.01 of the Company Disclosure Schedule on the date hereof, and (C) other borrowings not in excess of $50,000 in the aggregate; (iii) issue any debt securities or assume, guarantee (other than guarantees of obligations of the Company's subsidiaries entered into in the ordinary course of business and except as required by any agreement in effect on the date hereof and identified in Section 4.01 of the Company Disclosure Schedule) or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice (but not loans or advances to employees of the Company to fund the exercise price of Company Stock Options or otherwise to purchase shares of the Company Common Stock, except rights of employees to receive such loans or advances as such rights exist on November 1, 2001); (iv) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $375,000 over the period from the date hereof to the Effective Date; or (v) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(e);

                  (f) except as set forth in Section 4.01 of the Company Disclosure Schedule, as required by law or as provided in an existing obligation of the Company, (i) increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary, wages or bonuses of employees of the Company or its subsidiaries, including in connection with promotions, in accordance with past practices; (ii) grant any severance or termination pay (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations or in accordance with past practice) to, or enter into or amend any employment or severance agreement, with any current or prospective employee of the Company or any of its subsidiaries, except for promotions in the ordinary course of business and any new hire employees (x) whose annual salary does not exceed $80,000, (y) whose severance benefits do not exceed two weeks' salary per year of service to the Company and (z) who may be terminated without penalty (except for severance) for any reason by the Company (or the Surviving Corporation) upon not more than 30 days notice; or (iii) establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan, including, without limitation, any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, except, in each case, as may be required by law or existing agreement or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Company Employee Plan, trust, fund, policy or arrangement;

                  (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP occurring after the date hereof;

                  (h) make any Tax election or settle or compromise any United States federal, state, local or non-U.S. Tax liability;

                  (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Post-1996 Company SEC Documents or incurred in the ordinary course of business and consistent with past practice or incurred in connection with this Agreement and the transactions contemplated hereby;

                  (j) enter into, modify or renew any contract, agreement or arrangement, whether or not in writing, for the licensing of its technology;

                  (k) enter into any contract, agreement or arrangement or any amendment, modification or renewal to any contract, agreement or arrangement unless the Company shall have the right to terminate any such contract, agreement, arrangement, amendment, modification or renewal without penalty upon 30 days written notice; or

                  (l) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (k) above, or any action which would reasonably be expected to make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

                  Additionally, notwithstanding any other provision hereof, the Company shall use its commercially reasonable efforts to obtain any and all written consents of customers which, pursuant to the terms of any contracts, agreements or arrangements with such customers, are required to permit the transfer of, or to prevent the termination, of such contracts, agreements or arrangements in connection with, or as a result of, the transactions contemplated by this Agreement, except if and insofar as the failure to obtain such consents would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  Section 4.02. No Solicitation.

                  (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or knowingly encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a third party which has made a bona fide Acquisition Proposal that the Board of Directors of the Company concludes in good faith after consulting with a nationally recognized investment banking firm, which may be the Company Financial Adviser, would, if consummated, reasonably be expected to constitute a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and Parent or a subsidiary of Parent or
(ii) subject to compliance with the other terms of this Section 4.02, including Sections 4.02(c) and (d), considering and negotiating a bona fide Acquisition Proposal that the Board of Directors of the Company concludes in good faith after consulting with a nationally recognized investment banking firm, which may be the Company Financial Adviser, would, if consummated, constitute a Superior Proposal not solicited in violation of this Agreement; provided, however, that, as to each of clauses (i) and (ii), the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Torys LLP ("Torys")) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties.

                  For purposes of this Agreement, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Acquiror or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires or would acquire more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any Significant Company Subsidiary, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any Significant Company Subsidiary, other than the transactions contemplated by this Agreement; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

                  For purposes of this Agreement, a "Superior Proposal" means any proposal made by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the Company Common Stock entitled to vote generally in the election of directors or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company reasonably believes (after consultation with a financial advisor of nationally recognized reputation, which may be the Company Financial Advisor and after taking into account the likelihood of, and extra time required for, consummation of such Superior Proposal, and the Parent Fee pursuant to Section 7.03 hereof) to be more favorable from a financial point of view to its stockholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed by Acquiror; provided, however, that a Superior Proposal may be subject to a due diligence review of confidential information and to other customary conditions.

                  (b) The Company shall notify Acquiror promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or any subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Acquiror shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any subsidiary, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.02(a). The Company shall keep Acquiror fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request. The Company shall also promptly notify Acquiror, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

                  (c) Except to the extent the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Torys) that it is or is reasonably likely to be required to act to the contrary in order to discharge properly its fiduciary duties (and, with respect to the approval, recommendation or entering into any, Acquisition Proposal, it may take such contrary action only after the second full business day following Acquiror's receipt of written notice of the Board of Directors' intention to do so), neither the Company nor the Board of Directors of the Company shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror, the approval by such Board of Directors of this Agreement or the Merger.

                  (d) The Company and the Board of Directors of the Company shall not enter into any agreement (other than a confidentiality agreement entered into not in violation of Section 4.02(a)) with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless this Agreement has been terminated in accordance with its terms.

                  (e) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to its stockholders required by applicable law, rule or regulation or by Nasdaq.

                  (f) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Acquiror) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party, except for a release from standstill provisions in connection with a Superior Proposal.

                  (g) The Company shall ensure that the officers and directors of the Company and the Company's subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02. It is understood that any violation of the restrictions set forth in this Section 4.02 by any officer or director of the Company or its subsidiaries, by any investment banker, attorney or other advisor or representative of the Company retained in connection with this Agreement and the transactions contemplated hereby or by any other advisor or representative of the Company at the direction or with the consent of the Company shall be deemed to be a breach of this Section 4.02 by the Company.

                  Section 4.03. Conduct of Business by Parent Pending the
Merger.

                  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the consummation of the Merger, Acquiror covenants and agrees that, unless the Company shall otherwise agree in writing, Acquiror shall take all action necessary so that (i) Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, including actions taken by Parent or its subsidiaries in contemplation of the Merger or other business acquisitions otherwise in compliance with this Agreement, and (ii) Parent shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company, which shall not be unreasonably withheld or delayed:

                  (a) amend or otherwise change the Parent Charter Documents;

                  (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, which, in any such case, would materially delay or prevent the consummation of the Merger and the other transactions contemplated by this Agreement, provided, however, the Parent may acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, in all cases, without the consent of the Company if the value of such transaction is less than 10% of the market capitalization of the Parent. (For the purposes of this section, market capitalization of the Parent shall equal the product of the total number of outstanding shares of the Parent multiplied by the closing price of such shares on Nasdaq on the date of determination.)

                  (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Parent may declare and pay a dividend to its parent, and except that Parent may declare and pay regular quarterly cash dividends consistent with past practice;

                  (d) take any action to change its accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP occurring after the date hereof; or

                  (e) take or agree in writing or otherwise to take any of the actions described in Sections 4.03(a) through (d) above that would make any of the representations or warranties of Acquiror contained in this Agreement untrue or incorrect or prevent Acquiror from performing or cause Acquiror not to perform its covenants hereunder.

                                   Article V

                              ADDITIONAL AGREEMENTS

                  Section 5.01. Stockholder Approval; Preparation of Registration Statement and Proxy Statement/Prospectus.

                  (a) As soon as practicable after the date of this Agreement, the Company shall, and Acquiror shall cause Parent to, prepare and file with the SEC under the Securities Act of 1933, as amended, and the SEC's rules and regulations promulgated thereunder (the "Securities Act") a registration statement on Form S-4 to register the offer and sale of the Parent Common Stock pursuant to the Merger (the "Registration Statement") which will include the Proxy Statement/Prospectus therein. The Company shall, and Acquiror shall cause Parent to, use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for so long as shall be required for the issuance of the shares of the Parent Common Stock in the Merger. Following the time the Registration Statement is declared effective, Acquiror shall cause Parent to file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act. Acquiror agrees to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Registration Statement promptly after receipt thereof.

                  (b) The Company shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also cause Parent to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under the applicable state securities laws in connection with the issuance of the shares of the Parent Common Stock in the Merger, and the Company shall furnish to Parent all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Registration Statement or the Proxy Statement/Prospectus will be made by the Company or the Parent, without providing the other party a reasonable opportunity to review and comment thereon.

                  (c) Acquiror will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Acquiror, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Acquiror, or any of their respective affiliates, officers or directors, should be discovered by the Company or Acquiror which should be set forth in an amendment or supplement to either of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

                  (d) The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of approval of the Merger and adoption of this Agreement. Notwithstanding anything to the contrary set forth in this Section 5.01 or Section 5.02, the Company shall not be obligated to take the action set forth in the preceding sentence of this
Section 5.01(c) or to take the actions set forth in Section 5.02 to the extent that the Board of Directors of the Company determines in connection with a Superior Proposal pursuant to Section 4.02 hereof (after due consultation with independent counsel, which may be Torys) that such action is, or is reasonably likely to be, inconsistent with the proper discharge of its fiduciary duties.

                  Section 5.02. Company Stockholders Meeting.

                  (a) The Company shall, prior to or as soon as practicable following the date upon which the Registration Statement becomes effective, establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement, and the Company shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders and to hold the Company Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company shall solicit from its stockholders proxies in favor of approval of the Merger and adoption of this Agreement and shall take all other reasonable action necessary or advisable to secure the vote or consent of stockholders in favor of such approval and adoption.

                  (b) Acquiror agrees to vote all of the Shares, if any, beneficially owned by Acquiror, Parent or any of their subsidiaries in favor of approval of the Merger and adoption of this Agreement at the Company Stockholders Meeting and to take such other actions to effectuate as promptly as practicable the Merger in accordance with Section 252 of the Delaware Law, on the terms and subject to the conditions set forth in this Agreement.

                  Section 5.03. Access to Information; Confidentiality.

                  (a) Upon reasonable notice and subject to restrictions contained in confidentiality agreements (from which such party shall use reasonable efforts to be released), the Company shall (and shall cause its subsidiaries to) (i) afford to the officers, employees, accountants, counsel and other representatives of the Parent, reasonable access during reasonable hours, during the period after the execution and delivery of this Agreement and prior to the Effective Time to its properties, books, contracts, commitments and records, (ii) during such period furnish promptly to the Parent all information concerning the business, properties and personnel of the Company, as the Parent may reasonably request, and (iii) make available to the Parent the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's business, properties and personnel as the Parent may reasonably request.

                  (b) Acquiror shall cause Parent and its subsidiaries to afford to the officers, employees, accountants, counsel and other representatives of the Company reasonable access during reasonable hours, during the period after the execution and delivery of this Agreement and prior to the Effective Time to
(i) certain financial records of the Parent and (ii) the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the parent's business, properties and personnel as the Company may reasonably request. For the avoidance of doubt, the Parent will not assemble and provide access to all of its non-public information.

                  (c) The information provided by the parties pursuant to Sections 5.03(a) and (b) above shall be kept confidential in accordance with the terms of the confidentiality agreements, dated July 5, 2001 and August 9, 2001, respectively (collectively, the "Confidentiality Agreement"), between Parent and the Company. This Section 5.03 (c) shall survive the termination of this Agreement.

                  Section 5.04. Consents; Approvals.

                  The Company and Acquiror shall each use its reasonable best efforts (and Acquiror shall cause Parent to use its reasonable best efforts) to obtain and to cooperate with each other in order to obtain as promptly as practicable all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-U.S. governmental and regulatory rulings and approvals), and the Company and Acquiror shall make (and Acquiror shall cause Parent to make) as promptly as practicable all filings (including, without limitation, all filings with United States and non-U.S. governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Acquiror and the consummation by them of the transactions contemplated hereby. The Company and Acquiror shall promptly furnish (and Acquiror shall cause Parent to furnish) all information required to be included in the Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or non-U.S. governmental body in connection with the transactions contemplated by this Agreement. The Company shall, and Acquiror shall cause Parent to, cause all documents that it is responsible for filing with the SEC or other regulatory authorities under Section 5.01 and this Section 5.04 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

                  Section 5.05. Agreements with Respect to Affiliates.

                  At or prior to the date the Proxy Statement/Prospectus is first mailed to stockholders, Company will furnish to Parent a list of all persons known to the Company who at the date of the Company Stockholders Meeting may be deemed to be "affiliates" of the Company within the meaning of Rule 145 under the Securities Act ("Company Affiliates"). The Company will use its reasonable best efforts to cause each Company Affiliate to deliver to Parent prior to the date the Proxy Statement/Prospectus is first mailed to stockholders of the Company a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of the shares of Parent Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

                  Section 5.06. Indemnification and Insurance.

                  (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain all the provisions with respect to indemnification set forth in the Company Charter Documents on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

                  (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or Bylaws, indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company Charter Documents or any applicable contract or agreement as in effect on the date hereof and disclosed on Section 5.06 (b) of the Company Disclosure Schedule, in each case for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; provided that the Indemnified Parties shall be required to reimburse the Surviving Corporation for such payments in the circumstances and to the extent required by the Company Charter Documents, any applicable contract or agreement or applicable law; and
(iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Party with respect to whom such a conflict exists (or group of such Indemnified Parties who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

                  (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements and arrangements (the employee parties under such agreements and arrangements being referred to as the "Covered Persons") with the Company's directors and officers existing at or before the Effective Time that are listed in Section 5.06(c) of the Company Disclosure Schedule.

                  (d) In addition, Acquiror shall provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the next best available coverage; provided, however, that Acquiror and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 175% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

                  (e) From and after the Effective Time, Acquiror shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 5.06.

                  (f) Nothing contained in this Section 5.06 is intended to limit in any manner and at any time rights that any Indemnified Party may have under and in accordance with all provisions of the Company Charter Documents, including, but not limited to, rights under the respective Article of the Company's Restated Certificate of Incorporation and the respective Article of the Company's Bylaws in each case dealing with indemnification, or any contract or agreement in effect on the date hereof or whose execution following the date hereof is permitted by the terms of this Agreement, which rights shall survive the Effective Time and shall be binding on the Surviving Corporation and all successors and assigns of the Surviving Corporation, in accordance with their respective terms.

                  (g) This Section 5.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Covered Persons.

                  Section 5.07. Notification of Certain Matters.

                  The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company or Acquiror, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for purposes of Section 7.01(b) unless the failure to give such notice results in material prejudice to the other party. Parent shall promptly notify the Company if Parent considers any Regulatory Condition or Requirement (as defined in Section 6.01) to be in Parent's reasonable business judgement adverse to the best interests of the combined entities (an "Adverse Regulatory Condition Notice").

                  Section 5.08. Further Action/Tax Treatment.

                  (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall include, without limitation, the obligation of the Company to agree to divest, abandon, license, hold separate or take similar action with respect to any assets (tangible or intangible) which are, in the aggregate, not material to the Company (but shall not include any obligation by Parent or Acquiror to agree to divest, abandon, license, hold separate or take similar action with respect to any assets, tangible or intangible).

                  (b) Notwithstanding anything herein to the contrary, each of Acquiror and the Company shall, and Acquiror shall cause Parent to, use its reasonable best efforts to cause the Merger to qualify, and will not (either before or after the Merger) take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Acquiror shall, and shall cause the Surviving Corporation and Parent to, report, to the extent required by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code. Each of Acquiror and the Company shall make, and shall cause their affiliates (including Parent) to make, such representations, warranties and covenants as shall be requested reasonably in the circumstances by Reed Smith and Torys in order for such firms to render their opinions referred to in Section 6.02 and 6.03.

                  Section 5.09. Public Announcements. Acquiror and the Company shall consult with each other before issuing any press release or making any written public statement with respect to the Merger or this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law (including, without limitation, Rules 165 and 425 under the Securities Act and Rule 14a-12 under the Exchange Act) or the rules and regulations of Nasdaq if it has used all reasonable efforts to consult with the other party.

                  Section 5.10. Shares of the Parent Common Stock.

                  (a) Acquiror shall take all action necessary so that Parent shall transfer to Acquiror the shares of the Parent Common Stock to be delivered by Acquiror to the holders of Company Common Stock in the Merger.

                  (b) Acquiror will take all action necessary so that Parent will use its reasonable best efforts to cause the shares of the Parent Common Stock to be delivered by Acquiror to the holders of Company Common Stock in the Merger to be listed, upon official notice of issuance, on the Nasdaq prior to the Effective Time.

                  Section 5.11. Conveyance Taxes.

                  Acquiror and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding (i) any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, (ii) any transfer, recording, registration and other fees, and (iii) any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Company shall be responsible for the payment of all such taxes and fees.

                  Section 5.12. Stock Incentive Plans; Other Programs.

                  (a) At the Effective Time, each Company Stock Option under the Company Stock Option Plans, whether vested or unvested, shall be deemed to constitute an option (an "Adjusted Option") to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded to the nearest whole number), at a price per share (rounded to the nearest whole cent) equal to (y) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Stock Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option in accordance with the foregoing; provided, however, that in the case of any Company Stock Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

                  (b) Acquiror will cause Parent to take all corporate action necessary to reserve for issuance as of or as soon as administratively practicable after the Effective Time a sufficient number of shares of the Parent Common Stock for delivery upon exercise of the Adjusted Options and to deliver to holders of Adjusted Options, upon the exercise of such options, shares of the Parent Common Stock registered pursuant to the Securities Act and listed on Nasdaq.

                  (c) Beginning on the date hereof, the Company shall not establish any new employee stock purchase plans or extend the availability of the Company Stock Purchase Plan to any employees not previously eligible to be included in the Company Stock Purchase Plan, or, in either case, implement any decisions to do the same, whether or not such decisions have been communicated to employees. The Company shall suspend the Company Stock Purchase Plan through the Effective Time at the end of the current offering period ending December 31, 2001. All shares of Company Common Stock under the Company Stock Purchase Plan shall be treated as all other shares of Company Common Stock. Acquiror shall, to the extent legally and administratively feasible, enable employees of the Company and its subsidiaries to participate in Parent's employee stock purchase plan, in a manner consistent with the current practice of Acquiror's affiliates.

                  (d) The Company agrees to take any and all action necessary pursuant to the terms of the Company Stock Purchase Plan to effect the aforementioned suspension of such plan.

                  (e) At the Effective Time, each Class B Warrant or Other Warrant (each, a "Company Warrant") shall be deemed to constitute a warrant (each, an "Adjusted Warrant") to acquire, on the same terms and conditions as were applicable under such Company Warrant, the same number of shares of Parent Common Stock as the holder of such Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Company Warrant in full immediately prior to the Effective Time (rounded to the nearest whole number), at a price per share (rounded to the nearest whole cent) equal to (y) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Warrant divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Warrant in accordance with the foregoing. Acquiror will cause Parent to take all corporate action necessary to reserve for issuance as of or as soon as administratively practicable after the Effective Time a sufficient number of shares of the Parent Common Stock for delivery upon exercise of the Adjusted Warrants and to deliver to holders of Adjusted Warrants, upon the exercise of such Adjusted Warrants, shares of the Parent Common Stock registered pursuant to the Securities Act and listed on Nasdaq.

                  Section 5.13. Certain Employee Benefits.

                  (a) The Surviving Corporation, at its sole discretion, shall either continue the current employee benefits of the Company or shall provide the employees of the Company or any subsidiary of the Company ( each, a "Company Employee") with employee benefits that are comparable in the aggregate to those provided to similarly situated employees of the Parent (with similar situations to be determined in light of the Company Employee's new post-Merger responsibilities). It is the intention of the Parent either to maintain existing Company employee benefits or arrange for the Company Employees to become participants in Parent's existing employee benefit plans after the Effective Time. For the avoidance of doubt, it is understood that the Surviving Corporation shall have no obligation to provide Company Employees with post-termination welfare or pension benefits, except to the extent required by applicable law or contractual agreement.

                  (b) With respect to the benefits provided pursuant to this
Section 5.13, (i) service accrued by Company Employees during employment with the Company and its subsidiaries (including any predecessor entity) prior to the Effective Time shall be recognized for all purposes, except for benefit accruals with respect to defined benefit pension plans, (ii) any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the applicable Company Employee Plan) and eligibility waiting periods under any group health plan shall be waived with respect to such Company Employees and their eligible dependents, and (iii) Company Employees shall be given credit for amounts paid under a Company Employee Plan during the applicable period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee welfare plans in which any Company Employee becomes entitled to participate.

                  (c) From and after the Effective Time, Acquiror shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under the Company Employee Plans, and consulting agreements including without limitation each employment, retirement, severance and change in control agreement, plan or arrangement, each as in effect on the date of this Agreement (or as amended as contemplated hereby or with the prior written consent of Acquiror); provided, however, that nothing herein shall prevent the Surviving Corporation or any other subsidiary of Parent from amending, modifying or terminating any employee benefit plan, program or arrangement in any respect in accordance with its terms or, subject to the terms of the Company Employee Plans (as so amended, modified or terminated, if applicable), modifying or terminating the terms and conditions of employment or other service of any particular employee or any other person, except in any such case as precluded by law or the terms of a Company Employee Plan.

                  (d) It is expressly agreed that the provisions of Section 5.13 are not intended to be for the benefit of or otherwise enforceable by any third party, including, without limitation, any Company Employees.

                  (e) The Company shall amend its 401(k) savings plan and any other Company Employee Plan which permits participants to elect to invest in stock of the Company, where necessary, to preclude any additional purchases of stock of the Company, as of a date no later than five (5) days prior to the date of this Agreement, and the Company shall communicate this amendment to the participants in such plans.

                  Section 5.14. Accountant's Letters.

                  Upon reasonable notice from the other party, the Company shall use its best efforts to cause Ernst & Young LLP ("Ernst & Young") to deliver to Acquiror, and Acquiror shall use its best efforts to cause Ernst & Young to deliver to the Company, a letter covering such matters as are reasonably requested by Acquiror or the Company, as the case may be, and as are customarily addressed in accountants' "comfort letters."

                  Section 5.15. Compliance with State Property Transfer
Statutes.

                  The Company agrees that it shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws. The Company, after consultation with Acquiror, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws. The Company agrees to provide Acquiror with any documents required to be submitted to the relevant state agency prior to submission, and the Company shall not take any action to comply with applicable state property transfer laws without Acquiror's prior consent, which consent shall not be unreasonably withheld or delayed. Acquiror shall provide, and shall take all action necessary such that Parent shall provide to the Company any assistance reasonably requested by the Company with respect to such compliance.

                  Section 5.16. Cooperation with Phase I Survey.

                  The Company shall cooperate and shall cause its employees, representatives and agents, and the employees, representatives and agents of its subsidiaries to cooperate with the Parent or the Parent's agent, if the Parent, at its option and expense, conducts a Phase I environmental survey relating to the compliance of the operations and properties of the Company and its subsidiaries with Environmental Laws.

                                   Article VI

                            CONDITIONS TO THE MERGER

                  Section 6.01. Conditions to Obligation of Each Party to Effect the Merger.

                  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

                  (b) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company;

                  (c) Regulatory Clearances & Approvals. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; all clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any Non-U.S. Monopoly Laws shall have been obtained, except where the failure to have obtained any such clearances or approvals with respect to any Non-U.S. Monopoly Laws would not reasonably be expected to have a Material Adverse Effect on the Company or Parent; any other Federal, state, local or foreign regulatory clearances and approvals necessary to the consummation of the Merger shall have been obtained; and all other waiting periods imposed by any Federal, state, local and foreign governmental authority in connection therewith shall have expired. None of such regulatory clearances or approvals shall contain or impose any conditions or requirements, including without limitation requirements relating to divestiture of product lines, manufacturing operations, one or more subsidiaries or divisions or any other material assets or require that Parent sell or license any rights to any of its tangible or intangible properties or those of the combined entities (a "Regulatory Condition or Requirement");

                  (d) Governmental Actions. Neither Parent nor the Company shall be subject to any order, stay, decree, judgment or injunction of any Governmental Authority or court of competent jurisdiction which enjoins, prohibits or materially adversely affects the Merger that has not been vacated, dismissed or withdrawn as of the Effective Time, or to any pending or threatened (in writing) litigation or proceeding by any Governmental Authority or agency which seeks to enjoin or prohibit the Merger or to impose material damages on either party or any of Parent's directors or officers by reason thereof;

                  (e) Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

                  (f) NASD Quotation. NASD shall have approved for quotation on the Nasdaq, upon official notice of issuance, all of the shares of Parent Common Stock to be issued in the Merger.

                  Section 6.02. Acquiror Conditions

                  The obligations of Acquiror to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

                  (a) Representations and Warranties; Performance of Obligations. Except as otherwise consented to in writing by Acquiror or contemplated by this Agreement, the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the date of the Closing as though made on such date (except that any representation or warranty which specifically relates to an earlier date shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. The Company shall have performed or complied in all material respects with all agreements, covenants and conditions under this Agreement required to be performed or complied with by the Company at or prior to the Closing; and Parent shall have received a certificate to each of the foregoing effects signed by the principal executive officer and the principal accounting and financial officers of the Company.

                  (b) Affiliates' Agreements. Parent shall have received from each of the persons identified by the Company pursuant to Section 5.05(a) hereof an executed counterpart of the agreement of Company Affiliates contemplated by such Section.

                  (c) Employment Agreements and Related Agreements. Each of the Employment Agreements and related agreements executed on or before the date of this Agreement by William J. Lacourciere, Philip F. Nuzzo, Anthony Pierry and Catherine Bush shall not have been terminated, repudiated or breached by the individual party thereto, except in the case of termination due to death or disability of the individual party thereto as provided in the applicable Employment Agreement and related agreements.

                  (d) Corporate Legal Opinion. Parent shall have received from Torys, counsel for the Company, an opinion dated the Closing Date and in the form attached hereto as Exhibit 6.02(d).

                  (e) Federal Tax Opinion. There shall have been received by Parent, to be included as an exhibit to the Registration Statement, an opinion of Reed Smith, to the effect that:

                           (i) The Merger will constitute a reorganization
within the meaning of Section 368(a) of the Code and Parent, Acquiror and the Company will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                           (ii) No gain or loss will be recognized by Parent,
Acquiror or the Company as a result of the Merger;

                           (iii) Except for cash received in lieu of fractional
shares, no gain or loss will be recognized by the stockholders of the Company who receive solely Parent Common Stock (and cash in lieu of fractional shares) on the exchange of their shares of Company Common Stock for shares of Parent Common Stock;

                           (iv) The basis of the shares of Parent Common Stock
to be received by the stockholders of the Company will be the same as the basis of the shares of Company Common Stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged therefor; and

                           (v) The holding period of the shares of Parent Common
Stock to be received by the stockholders of the Company will include the period during which the Company Common Stock surrendered in exchange therefor was held by the Company stockholder, provided such Company Common Stock was held as a capital asset in the hands of the Company stockholder at the time of the exchange.

                  Section 6.03. Company Conditions

                  The obligations of Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

                  (a) Representations and Warranties; Performance of Obligations. Except as otherwise consented to in writing by the Company or contemplated by this Agreement, the representations and warranties of Acquiror contained herein shall be true and correct as of the date hereof and as of the date of the Closing as though made on such date (except that any representation or warranty which specifically relates to an earlier date shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect; Acquiror shall have performed or complied in all material respects with all agreements, covenants and conditions under this Agreement required to be performed or complied with by Acquiror at or prior to the Closing; and the Company shall have received a certificate to each of the foregoing effects signed by the principal executive officer and the principal accounting and financial officers of Parent.

                  (b) Tax Opinion. The Company shall have received from Torys, counsel for Company, an opinion in form and substance reasonably satisfactory to the Company as to such matters as the Company may reasonably request and to the effect that:

                           (i) The Merger will constitute a reorganization
within the meaning of Section 368(a) of the Code and Parent, Acquiror and the Company will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                           (ii) No gain or loss will be recognized by Parent,
Acquiror or the Company as a result of the Merger;

                           (iii) Except for cash received in lieu of fractional
shares, no gain or loss will be recognized by the stockholders of the Company who receive solely Parent Common Stock (and cash in lieu of fractional shares) on the exchange of their shares of Company Common Stock for shares of Parent Common Stock;

                           (iv) The basis of the shares of Parent Common Stock
to be received by the stockholders of the Company will be the same as the basis of the shares of Company Common Stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged therefor; and

                           (v) The holding period of the shares of Parent Common
Stock to be received by the stockholders of the Company will include the period during which the Company Common Stock surrendered in exchange therefor was held by the Company stockholder, provided such Company Common Stock was held as a capital asset in the hands of the Company stockholder at the time of the exchange.

                  (c) Corporate Legal Opinion. The Company shall have received from Reed Smith, counsel for Parent and Acquiror, an opinion dated the Closing Date and in the form attached hereto as Exhibit 6.03(c).

                                   Article VII

                                   TERMINATION

                  Section 7.01. Termination.

                  Notwithstanding prior approval by the stockholders of the Company or Acquiror, this Agreement may be terminated and the Merger abandoned:

                  (a) by mutual written consent duly authorized by the Board of Directors of each of the parties hereto at any time prior to the Effective Time; or

                  (b) by the Company or Acquiror in the event of a material breach of a representation, warranty, covenant or agreement of the other party contained herein, which breach, if curable, has not been cured within 30 days after written notice of such breach is given to the breaching party by the party electing to terminate; or

                  (c) by the Company or Acquiror at any time after the stockholders of the Company shall fail to approve this Agreement, in a vote taken at a meeting duly convened for that purpose, provided that the party electing to terminate shall have performed its obligations under Sections 6.02 or 6.03 hereof, if applicable; or

                  (d) (i) by the Company or Acquiror at any time after a final judicial or regulatory determination (as to which all periods for appeal have expired and no appeal shall be pending) denying any regulatory clearance and/or approval required for the Merger or (ii) by Acquiror within three (3) business days after Acquiror delivers to the Company an Adverse Regulatory Condition Notice; or

                  (e) by the Company or Acquiror if the Effective Time shall not have occurred on or before six (6) months after the date hereof; provided, however, that the right to terminate this Agreement under this Section 7.01(e) shall not be available to any party whose failure to fulfill any obligation or satisfy any condition under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date; or

                  (f) by the Company if the Company's Board of Directors shall have approved an Acquisition Proposal (subject to the terms and conditions set forth in Section 4.02) after determining, upon the basis of advice of outside counsel that such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary obligation under applicable law; or

                  (g) by the Company if the Parent Share Value per share shall be below $30.00 on the Determination Date, provided, that, the Company must exercise this right to terminate within two (2) business days after the Determination Date. If the Company does not exercise this right to terminate within two business days after the Determination Date, the Exchange Ratio shall be fixed at 0.2667 shares of Parent Common Stock per share of Company Common Stock as provided in Section 1.06(b)(iv) hereof and this section shall not give the Company the right to terminate this Agreement.

                  Termination pursuant to subparagraphs (b) through (g) of this
Section 7.01 shall be effected by written notice provided by the terminating party in accordance with Section 8.02 hereof.

                  Section 7.02. Effect of Termination.

                  In the event of termination of this Agreement as provided in
Section 7.01, this Agreement shall forthwith become void, and there shall be no liability on the part of either party or its affiliates or its or their respective officers, directors or stockholders except (i) as set forth in Sections 5.03(c), 7.03, 8.12 and 8.14 hereof or (ii) in the event of a willful breach of this Agreement or any willful misrepresentation made by such party hereunder (it being understood that (x) the provisions of Section 7.03 do not constitute a sole or exclusive remedy for any such willful breach or misrepresentation and (y) the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful breach by the Company).

                  Section 7.03. Parent Fee.

                  (a) The Company hereby agrees to pay Parent, subject to the terms and conditions of this Section 7.03, upon the occurrence of the events specified in this Section, a fee (the "Parent Fee") of $3,400,000 plus actual, documented and reasonable out-of-pocket expenses, relating to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees of financial advisors)), but in no event shall expenses in excess $425,000 be reimbursed.

                  (b) Parent shall be entitled to payment of the Parent Fee if:

                  (i) The Board of Directors of the Company shall fail to recommend, or shall withdraw, modify or change its recommendation referred to in Section 5.02 hereof in a manner adverse to Parent or shall have resolved to do any of the foregoing other than under circumstances permitting termination by the Company pursuant to Section 7.01(b), (d), (e) or (g) hereof or by mutual consent pursuant to
         Section 7.01(a);

                  (ii) The Company shall terminate this Agreement pursuant to
         Section 7.01(f) hereof; or

                  (iii) The Company shall execute and deliver a definitive agreement for, or Company's Board of Directors shall approve, a Company Business Combination within twelve (12) months following the termination of this Agreement unless such termination is by the Company pursuant to Section 7.01(b), (d), (e) or (g) hereof or by mutual consent pursuant to Section 7.01(a).

                  As used herein, "Company Business Combination" shall mean (i) a merger or consolidation, or any similar transaction, involving the Company or any Significant Company Subsidiary, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of Company or any Significant Company Subsidiary or (iii) a purchase or other acquisition (including by way or merger, consolidation, share exchange or otherwise) of securities representing 30% or more of the voting power of the Company or any Significant Company Subsidiary (other than, in the case of the transfer of securities of any Significant Company Subsidiary, transfers between the Company and/or one or more of the Company Subsidiaries). "Significant Company Subsidiary" shall mean each Company Subsidiary which in the most recent fiscal year of the Company accounted for more than 20% of the consolidated assets of the Company and the Company Subsidiaries or which accounted for more than 20% of the consolidated income of the Company and the Company Subsidiaries for each of the most recent three fiscal years of the Company; provided, however, that with respect to Company Subsidiaries created or acquired after the date hereof, if thereafter such entity, in a fiscal year, accounts for more than 20% of the consolidated assets of the Company and the Company Subsidiaries in such fiscal year or accounts for more than (x) 20% of the consolidated income of the Company and the Company Subsidiaries in the year of creation or acquisition, (y) 20% of the consolidated income of the Company and the Company Subsidiaries for each of the two most recent fiscal years in the two years following creation or acquisition and (z) thereafter, 20% of the consolidated income of the Company and the Company Subsidiaries for each of the most recent three fiscal years, it shall be deemed to be a Significant Company Subsidiary for such fiscal year.

                  (c) The Parent Fee shall be payable in immediately available funds within five (5) business days after the occurrence of the event giving rise to such payment.

                  (d) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                                  Article VIII

                               GENERAL PROVISIONS

                  Section 8.01. Effectiveness of Representations, Warranties and Agreements.

                  Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, except that the agreements set forth in Article I and Sections 5.06 and 5.08(b) and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 7.02 and 7.03 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

                  Section 8.02. Notices.

                  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses (or at such other address as shall be specified by like notice):

                  (a) If to Acquiror or Parent:

                                 RESPIRONICS HOLDINGS, INC.
                                 1501 Ardmore Blvd.
                                 Pittsburgh, PA 15221
                                 Attn:  Steven Fulton, Esq.
                                 Telephone:  412-473-4001

                                 RESPIRONICS, INC.
                                 1501 Ardmore Blvd.
                                 Pittsburgh, PA 15221
                                 Attn:  Steven Fulton, Esq.
                                 Telephone:  412-473-4001

                  With a copy (which shall not constitute notice) to:

                                 Reed Smith LLP
                                 435 Sixth Avenue
                                 Pittsburgh, PA  15219-1886
                                 Attn: David L. DeNinno, Esq.
                                 Telephone: (412) 288-3214

                  (b) If to the Company:

                                 NOVAMETRIX MEDICAL SYSTEMS INC.
                                 5 Technology Drive
                                 Wallingford, CT 06492

                                 Attn:  Chief Executive Officer
                                 Telephone: (203) 265-7701

                  With a copy (which shall not constitute notice) to:

                                 Thomas M. Haythe, Esq.
                                 90 Park Avenue
                                 15th Floor
                                 New York, New York 10016
                                 Telephone:  (212) 210-9583

                                 and a copy to:

                                 Torys LLP
                                 237 Park Avenue
                                 New York, NY  10017
                                 Attn:  John J. Butler, Esq.
                                 Telephone:(212) 880-6000

                  Section 8.03. Certain Definitions.

                  For purposes of this Agreement, the term:

                  (a) "affiliates", with respect to any person, means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b) "business day" means any day other than a day on which banks in Wilmington, Delaware are required or authorized to be closed;

                  (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                  (d) "dollars" or "$" means United States dollars;

                  (e) "knowledge" means, with respect to any matter in question, that the executive officers, or the responsible employee having primary or substantial oversight responsibility for the matter, of the Company, any subsidiary of the Company, Acquiror, Parent or any subsidiary of Parent, as the case may be, have or at any time had actual knowledge of such matter, provided, however, when used with respect to senior management of the Company, knowledge includes the knowledge of any Company Employee at the level of department head or any other higher-ranking Company Employee.

                  (f) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

                  (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Acquiror, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Acquiror, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  When reference is made in this Agreement to the Company, Acquiror or Parent, such reference shall include their respective subsidiaries, as and to the extent the context so requires, whether or not explicitly stated in this Agreement.

                  Section 8.04. Amendment.

                  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger and adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval or adoption by such stockholders without such further approval or adoption. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.

                  Section 8.05. Waiver.

                  At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  Section 8.06. Headings.

                  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 8.07. Severability.

                  (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  (b) The Company and Acquiror agree that the Parent Fee provided in Section 7.03 is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of the Parent Fee exceeds the maximum amount permitted by law, then the amount of the Parent Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

                  Section 8.08. Entire Agreement.

                  This Agreement and the Guarantee hereof constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof, except as otherwise expressly provided herein or therein.

                  Section 8.09. Assignment.

                  This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Acquiror hereunder may be assigned to Parent or any direct or indirect wholly-owned subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

                  Section 8.10. Parties in Interest.

                  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.06 (which is intended to be for the benefit of the Indemnified Parties and Covered Persons and may be enforced by such Indemnified Parties and Covered Persons) and Section
7.03 (which contains provisions intended to be for the benefit of Parent and may be enforced by Parent) and other than the right of the stockholders of the Company to receive the Merger Consideration if, but only if, the Merger is consummated and not otherwise.

                  Section 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative.

                  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  Section 8.12. Governing Law; Jurisdiction.

                  (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

                  (b) Each of the parties hereto submits to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States having jurisdiction over Wilmington, Delaware, with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

                  Section 8.13. Counterparts.

                  This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts (by facsimile or original signature), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  Section 8.14. WAIVER OF JURY TRIAL.

                  EACH OF ACQUIROR AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                  Section 8.15. Performance of Guarantee.

                  Unless otherwise previously performed, Acquiror shall cause Parent to perform all of its obligations under the Guarantee.

                  Section 8.16. Enforcement.

                  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                                      * * *

                  IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              RESPIRONICS HOLDINGS, INC.



                              By: /s/ James W. Liken
                                 -------------------------------
                                 Name: James W. Liken
                                 Title: President and Chief Executive Officer


                              NOVAMETRIX MEDICAL SYSTEMS INC.



                              By: /s/ William J. Lacourciere
                                 ----------------------------------
                                 Name:  William J. Lacourciere
                                 Title: Chairman and Chief Executive  Officer

                                    GUARANTEE

         RESPIRONICS, INC. ("Parent") irrevocably guarantees each and every representation, warranty, covenant, agreement and other obligation of Acquiror, and/or any of its permitted assigns (and where any such representation or warranty is made to the knowledge of Acquiror, such representation or warranty shall be deemed made to the knowledge of Parent), and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement between RESPIRONICS HOLDINGS, INC. and NOVAMETRIX MEDICAL SYSTEMS INC. This is a guarantee of payment and performance, and not of collection, and Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Acquiror's obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Parent.

         Parent hereby waives, for the benefit of the Company, (i) any right to require the Company as a condition of payment or performance by Parent, to proceed against Acquiror or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Acquiror.

         Without limiting in any way the foregoing guarantee, Parent covenants and agrees to take all actions to enable Acquiror to adhere to the provisions of Sections 1.01, 1.06, 1.07, 1.09, 1.10, 4.03, 5.01, 5.03, 5.04, 5.08, 5.10, 5.12
and 5.15 and each other provision of the Agreement which requires an act or omission on the part of Parent or any of its subsidiaries to enable Acquiror to comply with its obligations under the Agreement.

         The provisions of Article VIII of the Agreement are incorporated herein, mutatis mutandis.

         All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

         Parent understands that the Company is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Parent were a party to the Agreement.

                              RESPIRONICS, INC.





                              By:             /s/ James W. Liken
                                  ---------------------------------------------
                                  Name:          James W. Liken
                                  Title:  President and Chief Executive Officer